     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1997

                                                       REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 MBW FOODS INC.

             (Exact name of registrant as specified in its charter)

         DELAWARE                       2099                     13-3921934
      (State or other            (Primary Standard            (I.R.S. Employer
      jurisdiction of                Industrial              Identification No.)
     incorporation or           Classification Code
       organization)                  Number)

                           --------------------------

                           Community Corporate Center
                             445 Hutchinson Avenue
                              Columbus, Ohio 43235
                                 (614) 436-8600

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                             MR. THOMAS J. FERRARO
                                   PRESIDENT
                                 MBW FOODS INC.
                           COMMUNITY CORPORATE CENTER
                             445 HUTCHINSON AVENUE
                              COLUMBUS, OHIO 43235
                                 (614) 436-8600

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

   Mr. James B. Ardrey         Frank L. Schiff, Esq.
  Dartford Partnership              White & Case
         L.L.C.             1155 Avenue of the Americas
 456 Montgomery Street,    New York, New York 10036-2787
       Suite 2200                  (212) 819-8752
San Francisco, California
          94104
     (415) 982-3019

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered in connection with the information of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED          PROPOSED
          TITLE OF EACH                                   OFFERING         AGGREGATE
        NOTE OF SECURITIES            AMOUNT TO BE       PRICE PER          OFFERING         AMOUNT OF
         TO BE REGISTERED              REGISTERED         NOTE(1)           PRICE(1)      REGISTRATION FEE
9 7/8% Series B Senior
  Subordinated Notes due 2007.....    $100,000,000          100%          $100,000,000       $30,303.03

(1) In accordance with Rule 457(f)(2), the registration fee is calculated based on the book value, which has been computed as of April 7, 1997, of the outstanding 9 7/8% Senior Subordinated Notes due 2007 of MBW Foods Inc. to be cancelled in the exchange transaction hereunder.
                           --------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 MBW FOODS INC.
                             CROSS REFERENCE SHEET
               PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING
                           LOCATION IN PROSPECTUS OF
                               ITEMS OF FORM S-4

       A.  INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and       Outside Front Cover Page; Cross Reference
           Outside Front Cover Page of Prospectus.....    Sheet; Inside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages    Inside Front Cover Page; Outside Back Cover
           of Prospectus..............................    Page
       3.  Risk Factors, Ratio of Earnings to Fixed     Prospectus Summary; Risk Factors; Pro Forma
           Charges and Other Information..............    Financial Information; Selected
                                                          Historical Financial Data; Business
       4.  Terms of the Transaction...................  Prospectus Summary; The Exchange Offer;
                                                          Certain United States Federal Income Tax
                                                          Considerations; Description of Notes
       5.  Pro Forma Financial Information............  Prospectus Summary; Pro Forma Financial
                                                          Information
       6.  Material Contacts with the Company Being     Not Applicable
           Acquired...................................
       7.  Additional Information Required for          Not Applicable
           Reoffering by Persons and Parties Deemed to
           be Underwriters............................
       8.  Interests of Named Experts and Counsel.....  Not Applicable
       9.  Disclosure of Commission Position on         Not Applicable
           Indemnification for Securities Act
           Liabilities................................

       B.  INFORMATION ABOUT THE
           REGISTRANT
      10.  Information with Respect to S-3              Not Applicable
           Registrants................................
      11.  Incorporation of Certain Information by      Not Applicable
           Reference..................................
      12.  Information with Respect to S-2 or S-3       Not Applicable
           Registrants................................
      13.  Incorporation of Certain Information by      Not Applicable
           Reference..................................
      14.  Information with Respect to Registrant       Prospectus Summary; Capitalization;
           Other Than S-2 or S-3 Registrants..........  Selected Historical Financial Data;
                                                          Management's Discussion and Analysis of
                                                          Financial Condition and Results of
                                                          Operations; The Acquisition; Business;
                                                          Management; Certain Related Transactions;
                                                          Description of Notes; Description of
                                                          Senior Credit Facilities; Financial
                                                          Statements

       C.  INFORMATION ABOUT THE COMPANY BEING
           ACQUIRED
      15.  Information with Respect to S-3              Not Applicable
           Companies..................................
      16.  Information with Respect to S-2 or S-3       Not Applicable
           Companies..................................
      17.  Information with Respect to Companies Other  Not Applicable
           Than S-2 or S-3 Companies..................
       D.  VOTING AND MANAGEMENT INFORMATION
      18.  Information if Proxies, Consents or          Not Applicable
           Authorizations are to be Solicited.........
      19.  Information if Proxies, Consents or          Management; Certain Related Transactions;
           Authorizations are not to be Solicited or      Security Ownership
           in an Exchange Offer.......................

                   SUBJECT TO COMPLETION, DATED APRIL 7, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                 MBW FOODS INC.

                               OFFER TO EXCHANGE
               9 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2007
         FOR ALL OUTSTANDING 9 7/8% SENIOR SUBORDINATED NOTES DUE 2007

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON               , 1997, UNLESS EXTENDED
       -----------------------------------------------------------------

MBW Foods Inc., a Delaware corporation (the "Company"), a wholly-owned subsidiary of MBW Holdings Inc. ("Holdings"), which in turn is a wholly-owned subsidiary of MBW Investors LLC ("MBW LLC") hereby offers, upon the terms and subject to conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"; together with the Prospectus, the "Exchange Offer"), to exchange up to an aggregate principal amount of $100,000,000 of its 9 7/8% Series B Senior Subordinated Notes Due 2007 (the "New Notes") for up to an aggregate principal amount of $100,000,000 of its outstanding 9 7/8% Senior Subordinated Notes Due 2007 (the "Old Notes"). The proceeds from the issuance of the Old Notes were used to refinance certain Existing Indebtedness (as defined) and to pay related fees and expenses. The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions, registration rights and liquidated damages relating to the Old Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined herein) governing the Old Notes. The New Notes and the Old Notes are sometimes referred to collectively as the "Notes."

Interest on the New Notes is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1997. The New Notes will mature on February 15, 2007. Except as described below, the Company may not redeem the New Notes prior to February 15, 2002. On or after such date, the Company may redeem the New Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to February 15, 2000, the Company may, subject to certain requirements, redeem up to $35.0 million of the aggregate principal amount of Notes with the cash proceeds received from one or more Equity Offerings (as defined) at a redemption price equal to 109.875% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $65.0 million of the aggregate principal amount of Notes remain outstanding immediately after each such redemption. The New Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), (i) the Company will have the option, at any time on or prior to February 15, 2002, to redeem the New Notes in whole but not in part at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined) plus accrued and unpaid interest to the date of redemption, and (ii) if the Company does not so redeem the New Notes or if such Change of Control occurs after February 15, 2002, the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes -- Optional Redemption."

The New Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all obligations of any subsidiaries of the Company as may exist from time to time. On the date of issuance of the New Notes, the Company will not have any subsidiaries; however the Indenture (as defined) will not restrict the ability of the Company to create, acquire or capitalize subsidiaries in the future. The New Notes will rank PARI PASSU with any future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the Company. As of March 31, 1997, the Company had no Senior Indebtedness outstanding (excluding unused revolving credit commitments of $60.0 million) and the Company had no Senior Subordinated Indebtedness outstanding other than the Notes. See "Description of Notes -- Ranking."

                                                        (CONTINUED ON NEXT PAGE)
--------------------------------------------------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                                 THE CONTRARY IS A CRIMINAL OFFENSE.
    ------------------------------------------------------------------------

              THE DATE OF THIS PROSPECTUS IS               , 1997.

(CONTINUED FROM COVER)

    The Old Notes were originally issued and sold on February 10, 1997 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemptions provided in Rule 144A and Regulation D under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available.

    The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time,
on            , 1997, unless extended by the Company in its sole discretion (the
"Expiration Date"). The Expiration Date will not in any event be extended to a
date later than           , 1997. Tenders of Old Notes may be withdrawn at any
time prior to 5:00 p.m., New York City time, on the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes with respect to the Exchange Offer, the Company will promptly return the Old Notes to the holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Old Notes may be tendered only in integral multiples of $1,000.

    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated as of February 10, 1997 (the "Exchange and Registration Rights Agreement") by and between the Company and Chase Securities Inc., as the initial purchaser (the "Initial Purchaser"), with respect to the initial sale of the Old Notes. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") rendered to third parties in similar transactions, the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by respective holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such New Notes and is not engaged in and does not intend to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for Old Notes if such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    There has not previously been any public market for the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that an active market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition, and other factors. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Absence of Public Market."

    The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses incident to the Exchange Offer.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON.
                            ------------------------

    Until             , 1997 (90 days after commencement of this offering), all
dealers effecting transactions in the New Notes, whether or not participating in this offering, may be required to deliver a Prospectus.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

    As a result of this offering, the Company will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed to file with the Commission and provide to the Trustee and the holders of Notes annual reports and the information, documents and other reports otherwise required pursuant to Sections 13 and 15(d) of the Exchange Act. See "Description of Notes -- Certain Covenants -- SEC Reports."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE STATED IN THIS PROSPECTUS, REFERENCES TO (I) THE "COMPANY" SHALL MEAN MBW FOODS INC., A DELAWARE CORPORATION; (II) "HOLDINGS" SHALL MEAN MBW HOLDINGS INC., A DELAWARE CORPORATION; (III) "MBW LLC" SHALL MEAN MBW INVESTORS LLC, A DELAWARE LIMITED LIABILITY COMPANY; AND (IV) THE "PREDECESSOR" SHALL MEAN THE MRS. BUTTERWORTH'S SYRUP AND PANCAKE MIX BUSINESS WHICH THE COMPANY ACQUIRED FROM CONOPCO, INC. (THE "SELLER"), A SUBSIDIARY OF UNILEVER UNITED STATES, INC. ("UNILEVER") IN THE ACQUISITION (AS DEFINED). EXCEPT AS OTHERWISE INDICATED, (I) ALL REFERENCES TO MARKET, CATEGORY AND SEGMENT SALES AND TO MARKET SHARE PERCENTAGES AND MARKET POSITIONS REFLECT THE 52-WEEK PERIOD ENDED DECEMBER 21, 1996 AS GATHERED BY A.C. NIELSEN FOR U.S. RETAIL GROCERY SALES; (II) ALL REFERENCES TO THE COMPANY'S SALES REFER TO NET SALES AS REPORTED IN THE HISTORICAL FINANCIAL STATEMENTS OF THE PREDECESSOR;
(III) ALL REFERENCES TO "REGULAR SYRUP" REFER TO FULL-CALORIE TABLE SYRUP; AND
(IV) ALL REFERENCES TO "SYRUP" REFER TO REGULAR SYRUP, LITE SYRUP AND PURE MAPLE/SPECIALTY SYRUPS. Mrs. Butterworth's-Registered Trademark- IS A REGISTERED TRADEMARK OF THE COMPANY. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS OF COMPANIES OTHER THAN THE COMPANY.

                                  THE COMPANY

OVERVIEW

    The Company markets and sells MRS. BUTTERWORTH'S, the number one brand of regular syrup in the United States and the number two syrup brand overall. Originally introduced in 1960, MRS. BUTTERWORTH'S syrup is well known for its unique buttery flavor and distinctive grandmother-shaped bottle and enjoys 100% aided brand awareness among syrup consumers. In addition to its strong national presence, MRS. BUTTERWORTH'S is the number one brand of syrup in the Central and Mid-Central United States, the two regions of the country with the highest per capita syrup consumption. The strength of the MRS. BUTTERWORTH'S brand is evidenced by the fact that it is the only one of the three leading national brands of syrup to increase its market share over the last three years. MRS. BUTTERWORTH'S strong market position in syrup is complemented by the Company's pancake mix products. MRS. BUTTERWORTH'S leading market positions and strong brand recognition have enabled it to realize a long history of high operating margins, stable sales and growth in operating profit. From 1993 to 1996, MRS. BUTTERWORTH'S EBITDA margin (as defined) increased from 13.9% to 19.5% and its EBITDA (as defined) increased 40%. For the year ended December 31, 1996, the Company's pro forma sales and EBITDA were $91.6 million and $19.9 million, respectively.

    The syrup and pancake mix categories in the United States are stable and are characterized by broad household penetration and steady growth. From 1993 to 1996, the syrup and pancake mix categories grew at compound annual rates of approximately 1.4% and 3.5%, respectively. The Company's products are sold nationally through an independent broker network to retail grocery stores, mass merchandisers, military exchanges and foodservice distributors. MRS. BUTTERWORTH'S syrups and pancake mixes are sold in approximately 99% and 63%, respectively, of all retail grocery stores in the United States. MRS. BUTTERWORTH'S syrup is contract manufactured and distributed under a one-year co-pack agreement between the Company and the Seller. For the year ended December 31, 1996, the Company's syrup and pancake mix sales represented approximately 88% and 12% of pro forma sales, respectively.

    The Company believes that MRS. BUTTERWORTH'S strong brand name, leading market positions, high operating margins and cash flow provide an attractive platform upon which to build a focused, branded dry grocery products company. The Company believes that the performance of certain dry grocery categories and brands has suffered in recent years as a result of declining levels of marketing support and little or no new product innovation by the major food companies. Consequently, the Company believes that many of these undermanaged brands are likely candidates for divestiture from their corporate parents. While these categories and brands tend to be mature, there are expanding segments within the categories and growth opportunities that have not been realized. As a result, the Company believes that an attractive opportunity exists for building a branded dry grocery products company through strategic acquisitions of established, well-recognized national and regional brands that have been undermanaged in recent years. The Company's objective is to renew the growth of the brands it acquires by providing them the focus, strategic direction, marketing resources and dedicated sales and marketing organizations that they have lacked.

MRS. BUTTERWORTH'S GROWTH STRATEGY

    The Company believes that MRS. BUTTERWORTH'S has significant growth potential which has not been realized due to a lack of corporate support and marketing resources from the Seller in recent years. The Company plans to improve MRS. BUTTERWORTH'S performance by increasing management attention to the brand and by devoting the marketing resources necessary to exploit opportunities in the syrup and pancake mix categories. The Company intends to implement its strategy through the following initiatives:

    - POSITION BRAND AS BEST VALUE. The Company plans to position MRS. BUTTERWORTH'S as the best value among the three leading national syrup brands by continuing to provide its distinctive, premium quality product at prices which are moderately below those of the other national brands. In May 1996, MRS. BUTTERWORTH'S lowered the everyday prices of its syrup products. To offset the cost of lowering everyday prices, MRS. BUTTERWORTH'S also reduced its costly and relatively ineffective buy-one-get-one-free promotions. For the twelve weeks ended November 23, 1996, a representative period following the implementation of this "value-pricing" strategy, dollar sales and market share of the MRS. BUTTERWORTH'S ORIGINAL label increased 8.0% and 0.6%, respectively. The Company believes that full implementation of MRS. BUTTERWORTH'S value pricing strategy will result in continued increases in sales and market share.

    - REFORMULATE LITE PRODUCT. MRS. BUTTERWORTH'S LITE has not been reformulated or improved since its introduction in 1985. Over the last five years, competitors have focused their research and development efforts on the lite syrup segment, taking advantage of newly developed ingredients and formulations. While MRS. BUTTERWORTH'S is the leading brand in the regular syrup segment, MRS. BUTTERWORTH'S share of the lite syrup segment is 15.2% and is significantly below AUNT JEMIMA'S leading 32.4% share of the segment. The Company plans to reformulate and improve the taste of MRS. BUTTERWORTH'S LITE. Management believes that this reformulation, coupled with MRS. BUTTERWORTH'S leading position in the regular syrup segment and increased marketing support, can expand the Company's share of the lite segment and further strengthen the Company's overall syrup market share.

    - ROLL OUT PRODUCT LINE EXTENSIONS. Management believes MRS. BUTTERWORTH'S strong brand equity and leading market shares in the syrup category present considerable opportunities for product line extensions. For example, an opportunity exists to develop a product which is directed at children and packaged in plastic, as compared to the current glass packaging. Opportunities also exist for MRS. BUTTERWORTH'S in the flavored syrup segment, as none of the major national brands currently offer these specialty products. In addition, management believes that opportunities exist for growth in the Company's pancake mix business with increased marketing and sales support for its recently redesigned and updated packaging.

    - ADOPT CONSUMER BASED MARKETING STRATEGY. Over the next two years, the Company plans to reduce its reliance on costly and relatively inefficient trade spending and price discounting and increase its advertising and consumer promotional events. The Company plans to reduce or eliminate buy-one-get-one-free promotions and its heavy reliance on coupons in free standing inserts. The Company will reallocate those marketing dollars to advertising and more focused consumer promotions such as cross-promotions with host foods including frozen waffles and pancake mix. In addition, the Company will direct its advertising expenditures to support the introduction of new or improved products and reinforce MRS. BUTTERWORTH'S unique brand equity and positioning as the best value among the national brands.

                            OWNERSHIP AND MANAGEMENT

    The Company was organized by Dartford Partnership L.L.C. ("Dartford"), majority owner McCown De Leeuw & Co. ("MDC"), Fenway Partners Capital Fund, L.P. ("Fenway") and certain other investors to acquire the MRS. BUTTERWORTH'S syrup and pancake mix business from the Seller. The Company is managed by Dartford and an operating team led by Thomas J. Ferraro (President) and C. Gary Willett (Executive Vice President).

    Dartford was formed by Managing Partner Ian R. Wilson, former Vice Chairman of The Coca-Cola Company and former Chairman and Chief Executive Officer of Castle & Cooke, Inc. (Dole Food Company, Inc.), to make investments in the consumer food and beverage categories. Dartford's five partners have extensive experience in building and managing leveraged investments in the food and beverage industries. Over the past ten years, Dartford has successfully built and managed a number of food companies including Wyndham Foods Inc. ("Wyndham"), which Dartford grew to become the fourth largest cookie company in the United States, Windmill Holding Corp. ("Windmill"), a branded baking products company, and most recently Van de Kamp's Inc. ("Van de Kamp's"), a leading frozen convenience food company.

    In September 1995, Dartford and Fenway organized Van de Kamp's to acquire the VAN DE KAMP'S frozen seafood product line from The Pillsbury Company and to serve as the foundation upon which to build a branded frozen convenience food company. In May 1996, Van de Kamp's acquired MRS. PAUL'S frozen seafood business from Campbell Soup Company and in July 1996 acquired the AUNT JEMIMA frozen breakfast (waffles, pancakes and french toast) and CELESTE frozen pizza businesses from The Quaker Oats Company. Van de Kamp's, under the direction of Dartford, has assembled a 100 person sales, marketing and administrative organization, moved and consolidated manufacturing facilities and reinvigorated its brands with new product introductions and increased marketing support. Under Dartford's management, Van de Kamp's has grown into a diversified branded frozen convenience food company, with annual revenues increasing from approximately $150 million at September 30, 1995 to approximately $400 million at December 31, 1996.

    MDC is a private equity investment firm organized in 1984 to "buy and build" middle market companies in partnership with management. MDC currently manages three generations of funds totaling approximately $500 million of contributed and committed capital. MDC has developed, and committed itself to, an investment process that identifies and then backs top managers in industries that are undergoing consolidation or rapid internal growth. Over the past 13 years, MDC has made 30 separate acquisitions, of which 21 have been acquisition-oriented "buy and builds" similar to the strategy contemplated by the Company, including DIMAC Corporation, Eastman, Inc. and Outsourcing Solutions Inc.

    Fenway is a second generation direct investment firm formed by Peter Lamm, Richard Dresdale and Andrea Geisser. Together, the firm's principals have 50 years of experience building and managing direct investment portfolios. The partners of Fenway have acquired and overseen investments in several food processing and food distribution businesses, most recently as the majority owner of Van de Kamp's in partnership with Dartford. Fenway focuses its investment activities on acquiring interests in middle market companies with revenues between $50 million and $500 million which offer leading market shares, strong franchises, multiple profit centers and underlying growth.

    Mr. Ferraro has over 23 years of grocery products experience, and Mr. Willett has over 19 years of grocery products experience. Prior to joining MRS. BUTTERWORTH'S, Messrs. Ferraro and Willett managed Heritage Brands, leading the leveraged buyout and build-up of Campfire, Inc. Prior to joining Heritage Brands, Mr. Ferraro spent 11 years with Borden, Inc., most recently as Vice President of Sales for the Niche Grocery division. His experience with niche grocery products extends back to his early career with RJR Nabisco Inc. and Drackett Products, where he held a variety of marketing and sales positions. Prior to joining Heritage Brands, Mr. Willett held a variety of senior management positions at Borden, Inc. and The Kellogg Company.

              THE ACQUISITION, FINANCINGS AND RELATED TRANSACTIONS

    On December 31, 1996 (the "Acquisition Closing Date"), the Company acquired substantially all of the assets of the MRS. BUTTERWORTH'S syrup and pancake mix business from a subsidiary of Unilever for approximately $114.1 million (the "Acquisition"). The assets acquired by the Company include (i) the MRS. BUTTERWORTH'S trademarks for the United States, Canada and Puerto Rico, (ii) the equipment for the manufacture of syrup, (iii) inventories (raw materials, packaging and finished goods), (iv) proprietary formulations for MRS. BUTTERWORTH'S syrups and pancake mixes, (v) other product specifications and customer lists and (vi) rights under certain contracts, licenses, purchase orders and other arrangements and permits. Additionally, the Company entered into the Transition Services Agreement (as defined) with the Seller, under which the Seller will provide certain financial and operational reporting services for a period of up to six months from the Acquisition Closing Date, and the Co-Pack Agreement (as defined), under which the Seller will contract manufacture and distribute syrup for the Company for a period of up to one year from the Acquisition Closing Date. See "The Acquisition."

    Financing for the Acquisition and related fees and expenses consisted of (i) $33.8 million of equity capital provided by Dartford, certain affiliates of MDC, Fenway and certain other investors (collectively, the "Equity Investors"); (ii) $15.0 million of term loans (the "Term Facility") and $30.0 million of revolving loans (the "Revolving Facility") borrowed under a $60.0 million senior secured credit facility among the Company, Holdings, the lenders named therein, The Chase Manhattan Bank ("Chase Manhattan"), as administrative agent, and Chase Securities Inc. ("CSI"), as arranging agent (the "Senior Credit Facilities"); and (iii) $50.0 million of loans borrowed under a senior subordinated credit facility among the Company, the lenders named therein and CSI, as agent (the "Senior Subordinated Credit Facility"). The Acquisition, the financing thereof (not including the offering of the Old Notes) and the payment of related transaction fees and expenses are referred to herein as the "Transactions." See "Security Ownership" and "Description of Senior Credit Facilities."

    The sources and uses of funds for the Transactions were as follows:

SOURCES:                                                                          (DOLLARS IN MILLIONS)
Senior Credit Facilities:
  Revolving Facility (1)........................................................        $    30.0
  Term Facility.................................................................             15.0
Senior Subordinated Credit Facility.............................................             50.0
Equity proceeds.................................................................             33.8
                                                                                          -------
    Total sources...............................................................        $   128.8
                                                                                          -------
                                                                                          -------
USES:
Purchase price of the Acquisition...............................................        $   114.1
Excess cash at closing..........................................................              9.1
Transaction fees and expenses...................................................              5.6
                                                                                          -------
    Total uses..................................................................        $   128.8
                                                                                          -------
                                                                                          -------

------------------------------

(1) On the Acquisition Closing Date, borrowings of up to $45.0 million under the Revolving Facility were available for working capital and general corporate purposes, including up to $5.0 million for letters of credit. See "Description of Senior Credit Facilities."

THE FINANCING

    The Company used the proceeds of the offering of the Old Notes (the "Offering") to repay a total of approximately $95.0 million of indebtedness, consisting of the aggregate principal amounts outstanding under the Senior Subordinated Credit Facility, the Term Facility and the Revolving Facility (the "Existing Indebtedness"), to pay accrued and unpaid interest with respect to Existing Indebtedness being repaid and to pay certain fees and expenses incurred in connection with the Offering (together with the payment of Existing Indebtedness, the "Financing"). The Senior Subordinated Credit Facility and the Term Facility were terminated and the Revolving Facility was increased by $15.0 million to $60.0 million, which is available to the Company for general corporate purposes, including acquisitions.

                               THE EXCHANGE OFFER

The New Notes.......................  The forms and terms of the New Notes are identical in all material respects to the terms of the Old Notes
                                      for which they may be exchanged pursuant to the
                                      Exchange Offer, except for certain transfer
                                      restrictions, registration rights and liquidated
                                      damages provisions relating to the Old Notes
                                      described below under "Description of Notes" and "Old
                                      Notes Exchange and Registration Rights Agreement."

The Exchange Offer..................  The Company is offering to exchange up to
                                      $100,000,000 aggregate principal amount of the New
                                      Notes for up to $100,000,000 aggregate principal
                                      amount of the Old Notes. Old Notes may be exchanged
                                      only in integral multiples of $1,000.

Expiration Date; Withdrawal of        The Exchange Offer will expire at 5:00 p.m., New York
  Tender............................  City time, on             , 1997, or such later date
                                      and time to which it is extended by the Company (the
                                      "Expiration Date"). The tender of Old Notes pursuant
                                      to the Exchange Offer may be withdrawn at any time
                                      prior to the Expiration Date. The Expiration Date
                                      will not in any event be extended to a date later
                                      than             , 1997. Any Old Notes not accepted
                                      for exchange for any reason will be returned without
                                      expense to the tendering holder thereof as promptly
                                      as practicable after the expiration or termination of
                                      the Exchange Offer.

Certain Conditions to the Exchange
  Offer.............................  The Exchange Offer is subject to customary conditions, which may be waived by the Company. See
                                      "The Exchange Offer -- Certain Conditions to the
                                      Exchange Offer."

Procedures for Tendering Old          Each holder of Old Notes wishing to accept the
  Notes.............................  Exchange Offer must complete, sign and date the
                                      Letter of Transmittal, or a facsimile thereof, in
                                      accordance with the instructions contained herein and
                                      therein, and mail or otherwise deliver such Letter of
                                      Transmittal, or such facsimile, together with such
                                      Old Notes and any other required documentation to the
                                      Exchange Agent (as defined) at the address set forth
                                      herein. By executing the Letter of Transmittal, each
                                      holder will represent to the Company that, among
                                      other things, (i) any New Notes to be received by it
                                      will be acquired in the ordinary course of its
                                      business, (ii) it has no arrangement with any person
                                      to participate in the distribution of the New Notes
                                      and (iii) it is not an "affiliate," as defined in
                                      Rule 405 of the Securities Act, of the Company or, if
                                      it is an affiliate, it will comply with the
                                      registration and prospectus delivery requirements of
                                      the Securities Act to the extent applicable. Each
                                      Holder whose Old Notes are held through DTC (as
                                      defined) and wishes to participate in the Exchange
                                      Offer may do so through DTC's Automated Tender Offer
                                      Program

                                      ("ATOP") by which each tendering participant will
                                      agree to be bound by the Letter of Transmittal.

Interest on the New Notes...........  Interest on the New Notes will accrue from the date of issuance (the "New Note Issue Date") at the rate
                                      of 9 7/8% per annum, and will be payable
                                      semi-annually in arrears on each February 15 and
                                      August 15, commencing on August 15, 1997. Holders of
                                      the New Notes will also on August 15, 1997 receive an
                                      amount equal to the accrued interest on the Old
                                      Notes. Interest on the Old Notes accepted for
                                      exchange will cease to accrue upon issuance of the
                                      New Notes.

Special Procedures for Beneficial
  Owners............................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank,
                                      trust company or other nominee and who wishes to
                                      tender such Old Notes in the Exchange Offer should
                                      contact such registered holder promptly and instruct
                                      such registered holder to tender on such beneficial
                                      owner's behalf. If such beneficial owner wishes to
                                      tender on such owner's own behalf, such owner must,
                                      prior to completing and executing the Letter of
                                      Transmittal and delivering his Old Notes, either make
                                      appropriate arrangements to register ownership of the
                                      Old Notes in such owner's name or obtain a properly
                                      completed bond power from the registered holder. The
                                      transfer of registered ownership may take
                                      considerable time and may not be able to be completed
                                      prior to the Expiration Date.

Guaranteed Delivery Procedure.......  Holders of Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or
                                      who cannot deliver their Old Notes, the Letter of
                                      Transmittal or any other documents required by the
                                      Letter of Transmittal to the Exchange Agent, prior to
                                      the Expiration Date, must tender their Old Notes
                                      according to the guaranteed delivery procedures set
                                      forth in "The Exchange Offer -- Guaranteed Delivery
                                      Procedures."

Registration Requirements...........  The Company has agreed to use its best efforts to consummate on or prior to 180 days after the date of
                                      original issuance of the Old Notes (the "Issue Date")
                                      the registered Exchange Offer pursuant to which
                                      holders of the Old Notes will be offered an
                                      opportunity to exchange their Old Notes for the New
                                      Notes which will be issued without legends
                                      restricting the transfer thereof. In the event that
                                      applicable interpretations of the staff of the
                                      Commission do not permit the Company to effect the
                                      Exchange Offer or in certain other circumstances, the
                                      Company has agreed to file a Shelf Registration
                                      Statement covering resales of the Old Notes and to
                                      use its best efforts to cause such Shelf Registration
                                      Statement to be declared effective under the
                                      Securities Act and, subject to certain exceptions,
                                      keep such Shelf Registration Statement effective
                                      until three years after the

                                      Issue Date. If the Company fails to consummate the
                                      Exchange Offer on or prior to 180 days after the
                                      Issue Date or, in the event that the Company is not
                                      in compliance with certain obligations under the
                                      Exchange and Registration Rights Agreement, the
                                      Company shall be obligated to pay liquidated damages
                                      to holders of the Old Notes. See "Old Notes Exchange
                                      and Registration Rights Agreement."

Certain Federal Income Tax
  Considerations....................  For a discussion of certain federal income tax considerations relating to the exchange of the New
                                      Notes for the Old Notes, see "Certain United States
                                      Federal Income Tax Considerations."

Use of Proceeds.....................  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Exchange Agent......................  Wilmington Trust Company is the Exchange Agent. The
                                      address and telephone number of the Exchange Agent
                                      are set forth in "The Exchange Offer -- Exchange
                                      Agent."

                               TERMS OF THE NOTES

    The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes are registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and will not contain the registration rights and liquidated damages provisions relating to the Old Notes. See "Description of Notes" and "Old Notes Exchange and Registration Rights Agreement."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered by participants in the Exchange Offer.

                        SUMMARY PRO FORMA FINANCIAL DATA

    The following table sets forth certain unaudited summary pro forma financial data of the Company as of December 31, 1996 and for the year then ended. The unaudited summary pro forma statement of operations data give effect to the Transactions and the Financing as if they had occurred on January 1, 1996. The unaudited summary pro forma balance sheet information gives effect to the Financing as if it had occurred on December 31, 1996. The unaudited summary pro forma financial data do not purport to represent what the Company's results of operations or financial condition would have actually been had the Transactions and Financing been consummated as of such dates or for the periods ended or project the Company's results of operations or financial condition for any future period. The unaudited summary pro forma financial data should be read in conjunction with the Pro Forma Financial Information and the notes thereto. See "Pro Forma Financial Information" and the separate historical financial statements of the Predecessor and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                    --------------
STATEMENT OF OPERATIONS DATA:
Net sales.........................................................................................    $   91,581
Cost of products sold.............................................................................        29,913
                                                                                                    --------------
  Gross profit....................................................................................        61,668
Brokerage, distribution and marketing expenses:
  Brokerage and distribution......................................................................         8,140
  Trade promotions................................................................................        19,712
  Consumer marketing..............................................................................        10,835
                                                                                                    --------------
Total brokerage, distribution and marketing expenses..............................................        38,687

Selling, general and administrative expenses......................................................         3,711
Amortization of goodwill and other intangibles....................................................         3,066
                                                                                                    --------------
Operating profit..................................................................................        16,204
Amortization of deferred financing fees...........................................................           856
Interest expense, net.............................................................................         9,742
                                                                                                    --------------
  Income before taxes.............................................................................         5,606
Provision for income taxes........................................................................         2,159
                                                                                                    --------------
  Net income......................................................................................    $    3,447
                                                                                                    --------------
                                                                                                    --------------

OTHER FINANCIAL DATA:
EBITDA(1).........................................................................................        19,866
EBITDA margin(2)..................................................................................          21.7%
Depreciation and amortization.....................................................................         3,662
Inventories.......................................................................................         1,182
Ratio of EBITDA to interest expense, net..........................................................           2.0x
Ratio of earnings to fixed charges(3).............................................................           1.5x

------------------------------

(1) EBITDA is defined as net income before interest, taxes, depreciation and amortization and is presented because it is commonly used by certain investors and analysts to analyze and compare, on the basis of operating performance, and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(2) EBITDA margin is computed as EBITDA as a percentage of net sales.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before provision for income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing fees and one-third of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

                       SUMMARY HISTORICAL FINANCIAL DATA

    The following table sets forth summary historical financial data of the Predecessor for the periods indicated. The summary historical statement of operations data for the years ended December 31, 1994, 1995 and 1996 are derived from the audited financial statements of the Predecessor included elsewhere in this Prospectus which have been audited by Price Waterhouse LLP. The summary historical statement of operations data for the year ended December 31, 1993 are derived from the unaudited financial statements of the Predecessor which are not included elsewhere in this Prospectus and which, in the opinion of management, include all adjustments necessary for a fair presentation. This information should be read in conjunction with the Predecessor's historical financial statements and related notes thereto appearing elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." See also "Selected Historical Financial Data."

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------------
                                                                          1993       1994       1995       1996
                                                                        ---------  ---------  ---------  ---------

                                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:

Net sales.............................................................  $  89,798  $  96,729  $  91,302  $  89,541
Cost of products sold.................................................     27,549     29,930     27,743     28,955
                                                                        ---------  ---------  ---------  ---------
  Gross profit........................................................     62,249     66,799     63,559     60,586

Brokerage, distribution and marketing expenses:
    Brokerage and distribution........................................      7,547      8,662      7,583      8,140
    Trade promotions..................................................     19,517     21,911     19,380     17,672
    Consumer marketing................................................     15,917     15,297     13,291     10,835
                                                                        ---------  ---------  ---------  ---------
Total brokerage, distribution and marketing expenses..................     42,981     45,870     40,254     36,647
Selling, general and administrative expenses..........................      7,011      6,829      6,120      6,753
                                                                        ---------  ---------  ---------  ---------
  Income before taxes.................................................     12,257     14,100     17,185     17,186

Provision for income taxes............................................      4,719      5,429      6,616      6,616
                                                                        ---------  ---------  ---------  ---------
  Net income..........................................................  $   7,538  $   8,671  $  10,569  $  10,570
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

                                  RISK FACTORS

    Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before participating in the Exchange Offer.

SUBSTANTIAL LEVERAGE

    The Company is significantly leveraged. At March 31, 1997, the Company had outstanding $100.0 million in aggregate principal amount of indebtedness (excluding trade payables and other liabilities) and availability of $60.0 million under the Revolving Facility. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company will have significant cash interest expense and principal repayment obligations with respect to outstanding indebtedness, including the Senior Credit Facilities and the Notes; (ii) the Company could be vulnerable to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (v) all of the indebtedness outstanding under the Senior Credit Facilities will be secured by substantially all the assets of the Company and matures prior to the maturity of the Notes; and (vi) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "Description of Senior Credit Facilities" and "Description of Notes."

    The Company believes that its cash flow from operations will be sufficient to meet its payment obligations under the Senior Credit Facilities and other operational requirements. If the Company is unable to generate sufficient cash flow from operations, it may be required to delay or forego its acquisition strategy, reduce or delay planned product improvement initiatives or refinance all or a portion of amounts outstanding under the Senior Credit Facilities at or prior to their maturity, which is prior to the maturity of the Notes. Other potential measures to raise cash include the sale of assets or equity. However, the Company's ability to raise funds by selling assets is restricted by the Senior Credit Facilities, and its ability to effect equity financings is dependent on results of operations and market conditions. In the event that the Company is unable to refinance such indebtedness or raise funds through asset sales, sales of equity or otherwise, its ability to pay principal of, and interest on, the Notes would be adversely affected.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

    The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Senior Credit Facilities contain other and more restrictive covenants and prohibit the Company from prepaying its other indebtedness (including the Notes). See "Description of Notes -- Certain Covenants" and "Description of Senior Credit Facilities." The Senior Credit Facilities require the Company to maintain specified financial ratios and satisfy financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Senior Credit Facilities and/or the Indenture. Upon the occurrence of an event of default under the Senior Credit Facilities, the lenders could elect to declare all amounts outstanding under the Senior Credit Facilities, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the Senior Credit Facilities accelerate the payment of the indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of Senior Credit Facilities."

SUBORDINATION; ASSET ENCUMBRANCES

    The Notes are subordinated in right of payment to all existing and future Senior Indebtedness, including the principal of (and premium, if any) and interest on and all other amounts due on or payable in connection with Senior Indebtedness. As of March 31, 1997, the Company had no Senior Indebtedness outstanding (excluding unused revolving credit commitments of $60.0 million under the Senior Credit Facilities). By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Indebtedness, the holders of such Senior Indebtedness and any other creditors who are holders of Senior Indebtedness and creditors of subsidiaries that are not guarantors of the Notes must be paid in full before the Holders of the Notes may be paid. The Company does not currently have any subsidiaries, however, the Indenture will not restrict the ability of the Company to create, acquire or capitalize subsidiaries in the future. The Indenture permits subsidiaries of the Company to incur debt provided certain conditions are met and such subsidiaries guarantee the Notes. If the Company incurs any additional PARI PASSU debt, the holders of such debt would be entitled to share ratably with the Holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to Holders of the Notes. In addition, no payments may be made with respect to the principal of (and premium, if any) or interest on the Notes if a payment default exists with respect to Senior Indebtedness and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) or interest on the Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Indebtedness. See "Description of Notes."

    The Company has granted the lenders under the Senior Credit Facilities security interests in substantially all of the current and future assets of the Company, including a pledge of all of the issued and outstanding shares of capital stock of the Company's future domestic subsidiaries. In the event of a default on such indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the parties granted such security interests will have a prior secured claim on the capital stock of the Company and the assets of the Company and any guarantors under the Senior Credit Facilities. If such parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Notes would be materially adversely affected. See "Description of Senior Credit Facilities."

LIMITATION ON CHANGE OF CONTROL

    The Indenture requires the Company, in the event of a Change of Control in respect of which it has not elected to redeem the Notes, to repurchase any Notes that holders thereof desire to have repurchased at 101% of the principal amount thereof, plus accrued interest to the Change of Control repurchase date. See "Description of Notes -- Change of Control."

    The Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company. There can be no assurance that the Company will have funds available to redeem or repurchase the Notes upon the occurrence of a Change of Control. In particular, a Change of Control may cause an acceleration of the Senior Credit Facilities and other indebtedness, if any, of the Company, in which case such indebtedness would be required to be repaid in full before redemption or repurchase of the Notes. See "Description of Notes -- Change of Control" and "Description of Senior Credit Facilities." The inability to repay such indebtedness, if accelerated, or to redeem or repurchase all of the Notes upon the occurrence of a Change in Control would constitute an event of default under the Indenture.

COMPETITION

    The Company competes in highly competitive markets with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. A number of these competitors have multiple product lines, have substantially greater financial and other resources available to them and may be substantially less leveraged than the Company, and there can be no assurance that the Company can compete successfully with such other companies. Competitive pressures or other factors could cause the Company's products to lose market share or result in significant price erosion, which would have a material adverse effect on the Company's results of operations. See "Business -- Competition."

RAW MATERIALS

    The Company purchases agricultural commodities, flavors, other raw materials and packaging from growers, commodity processors, importers, other food companies and packaging manufacturers. While all such materials are available from numerous independent suppliers, commodity raw materials are subject to fluctuations in price attributable to, among other things, changes in crop size and federal and state agricultural programs. Such fluctuations could have a material adverse effect on the performance of the Company. See "Business -- Raw Materials."

RISKS RELATING TO THE ACQUISITION

    The Company was recently formed for the purpose of the Acquisition. The Company's business was previously operated as a product line of Unilever. There can be no assurance that the Company will not encounter unanticipated problems or expenses in establishing MRS. BUTTERWORTH'S as an independent company. In addition, there can be no assurance that the Company, under Dartford's management, will be able to achieve results comparable with those of Van de Kamp's. In connection with the Acquisition, the Company entered into the Co-Pack Agreement with a division of the Seller which has agreed to manufacture and distribute syrup and foodservice pancake mix for the Company at prices based on historical manufacturing costs for a period of up to one year from the Acquisition Closing Date. Thereafter, the Company intends to enter into a new co-pack agreement with a third party or manufacture the syrup in a new facility to be acquired or leased by the Company. There can be no assurance that the Company will be able to enter into a new co-pack agreement on substantially the same terms as the Co-Pack Agreement or will be able to acquire or lease such facility. In addition, the Seller historically provided computer, accounting and human resources support, warehouse space, a network of third-party distribution services and a network of regional food brokers. The Company has entered into the Transition Services Agreement pursuant to which the Seller will provide various financial and operational reporting services to the Company for a period of up to six months after the Acquisition Closing Date. There can be no assurance that the Company will be able to perform these services at a comparable cost. The majority of the existing broker agreements were transferred to the Company concurrently with the Acquisition. Although the Company believes that it will be able to continue such broker agreements on substantially the same terms as those previously negotiated with the Seller, there can be no assurance that the Company will be able to do so.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

    The Company plans to continue to pursue additional acquisitions of well recognized national and regional dry grocery brands. There can be no assurance, however, that the Company will be able to identify additional acquisitions or that, if consummated, any anticipated benefits will be realized from such acquisitions. In addition, the availability of additional acquisition financing cannot be assured and, depending on the terms of such additional acquisitions, could be restricted by the terms of the Senior Credit Facilities and/or the Indenture. The process of integrating acquired operations into the Company's existing operations may result in unforeseen operating difficulties, may require substantial attention from members of the Company's senior management and may require significant financial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. Possible future acquisitions by the Company could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect the Company's financial condition and operating results.

IMPACT OF GOVERNMENTAL REGULATION

    The Company is subject to numerous federal, state and local laws and regulations concerning, among other things, health and safety matters, food manufacture, product labeling, advertising and the environment. Compliance with existing federal, state and local laws and regulations is not expected to have a material adverse effect upon the earnings or competitive position of the Company. However, the Company cannot predict the effect, if any, of laws and regulations that may be enacted in the future, or of changes in the enforcement of existing laws and regulations that are subject to extensive regulatory discretion. See "Business -- Certain Legal and Regulatory Matters."

DEPENDENCE ON KEY MANAGEMENT

    The Company's success will depend to a significant extent on its executive and other key management personnel. Although the Company has entered into employment agreements with certain of its executive officers and a management services agreement with Dartford, there can be no assurance the Company will be able to retain its executive officers and key personnel or attract additional qualified management in the future.

CONTROL BY INVESTOR GROUP

    All of the outstanding shares of the Company's Common Stock are beneficially owned by MBW LLC. Accordingly, MBW LLC and the Equity Investors control the Company and have the power to elect all of its directors, appoint new management and approve any action requiring the approval of the holders of the Company's Common Stock, including adopting amendments to the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. See "Management." The directors elected by MBW LLC will have the authority to make decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. Pursuant to MBW LLC's Limited Liability Company Agreement, for so long as MDC owns more than 50% of the voting interests of MBW LLC, MDC will have the right to designate a majority of the Board of Directors of the Company. See "Security Ownership."

ABSENCE OF PUBLIC MARKET

    There has not previously been any public market for the New Notes or the Old Notes. There can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. Future trading prices of the New Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the New Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the New Notes, if such market develops, will not be subject to similar disruptions.

                        USE OF PROCEEDS OF THE NEW NOTES

    This Exchange Offer is intended to satisfy obligations of the Company under the Exchange and Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding debt of the Company.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of the Acquisition Closing Date, which reflects the Transactions and as adjusted to give effect to the Financing. This table should be read in conjunction with the "Pro Forma Financial Information" included elsewhere in this Prospectus.

                                                                                         DECEMBER 31, 1996
                                                                                       ----------------------
                                                                                                  AS ADJUSTED
                                                                                        ACTUAL    (UNAUDITED)
                                                                                       ---------  -----------

                                                                                       (DOLLARS IN MILLIONS)
Cash.................................................................................  $     8.6   $    10.0
                                                                                       ---------  -----------
                                                                                       ---------  -----------

Long-term debt (including current maturities):
  Revolving Facility(1)..............................................................       30.0          --
  Term Facility......................................................................       15.0          --
  Senior Subordinated Credit Facility................................................       50.0          --
  Senior Subordinated Notes offered hereby...........................................         --       100.0
                                                                                       ---------  -----------
    Total long-term debt.............................................................       95.0       100.0
Total stockholder's equity(2)........................................................       33.2        33.2
                                                                                       ---------  -----------
Total capitalization.................................................................  $   128.2   $   133.2
                                                                                       ---------  -----------
                                                                                       ---------  -----------

------------------------------

(1) The Senior Credit Facilities include a Revolving Facility of $45.0 million was increased by $15.0 million to $60.0 million on repayment of the Term Facility in the Financing. See "Description of Senior Credit Facilities."

(2) Reflects the $33.2 million equity contribution from Holdings.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    Pursuant to the Exchange and Registration Rights Agreement by and between the Company and the Initial Purchaser, the Company has agreed (i) to file a registration statement with respect to an offer to exchange the Old Notes for senior debt securities of the Company with terms substantially identical to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages) on or prior to 60 days after the Issue Date and (ii) to use best efforts to cause such registration statement to become effective under the Securities Act within 150 days after the Issue Date. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer as contemplated thereby, or if certain holders of the Old Notes notify the Company that they are not eligible to participate in, or would not receive freely tradeable New Notes in exchange for tendered Old Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until three years after the Issue Date. In the event that the Company is not in compliance with certain obligations under the Exchange and Registration Rights Agreement, the Company shall be obligated to pay liquidated damages to holders of the Old Notes. See "Old Notes Exchange and Registration Rights Agreement."

    Each holder of the Old Notes that wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or Holdings or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

RESALE OF NEW NOTES

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third-parties, the Company believes that, except as described below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of New Notes only as specifically set forth herein. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the New Notes will be the same as the form and terms of the Old Notes except the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

    As of the date of this Prospectus, $100.0 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

    The Company intends to conduct the Exchange Offer in accordance with the provisions of the Exchange and Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Exchange and Registration Rights Agreement.

    The Company shall be deemed to have accepted for exchange properly tendered Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent and complied with the provisions of Section 1 of the Exchange and Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Certain Conditions to the Exchange Offer."

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time on
           , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE NEW NOTES

    The New Notes will bear interest at a rate of 9 7/8% per annum, payable semi-annually, on February 15 and August 15 of each year, commencing on August 15, 1997. Holders of New Notes will receive interest on August 15, 1997 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Old Notes for exchange, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

        (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

        (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof. During any such extensions, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the

Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

PROCEDURES FOR TENDERING

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date or, in the alternative, comply with DTC's ATOP procedures described below. In addition, either (i) Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility" or "DTC") pursuant to the procedure for book-entry transfer described below or properly transmitted Agent's Message (as defined below) must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

    The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Old Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder of Old Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, provide evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's ATOP to tender. Accordingly, participants in DTC's ATOP may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the Exchange Offer by causing the Depositary to transfer the Old Notes to the Exchange Agent in accordance with the Depositary's ATOP procedures for transfer. The Depositary will then send an Agent's Message to the Exchange Agent.

    The term "Agent's Message" means a message transmitted by DTC received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that the Depositary has received an express acknowledgement from a participant in DTC's ATOP that is tendering Old Notes which are the subject of such book entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable Notice of Guaranteed Delivery), and that the agreement may be enforced against such participant.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three
    (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Old Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), or properly transmitted Agent's Message as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    For a withdrawal to be effective, (i) a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" or (ii) holders must comply with the appropriate procedures of DTC's ATOP system. Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes were registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

    Wilmington Trust Company has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    BY REGISTERED OR CERTIFIED MAIL OR BY                        BY HAND:
             OVERNIGHT COURIER:
          Wilmington Trust Company                       Wilmington Trust Company
       Corporate Trust Administration              c/o Harris Trust Company of New York,
          1100 North Market Street                               as Agent
             Rodney Square North                              75 Water Street
       Wilmington, Delaware 19890-0001                   New York, New York 10004

                                       BY FACSIMILE:
                                  Wilmington Trust Company
                               Corporate Trust Administration
                                 Facsimile: (302) 651-1079
                            Confirm by Telephone: (302) 651-8864


FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $250,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth (i) in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise set forth in the Offering Memorandum dated February 10, 1997 distributed in connection with the Offering. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or such securities laws have been complied with. The Company has agreed, pursuant to the Exchange and Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the New Notes may request in writing.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth selected historical financial data of the Predecessor for the periods indicated. The selected historical statement of operations data for the years ended December 31, 1994, 1995 and 1996 are derived from the audited financial statements of the Predecessor included elsewhere in this Prospectus which have been audited by Price Waterhouse LLP. The selected historical statement of operations data for the year ended December 31, 1993 are derived from the unaudited financial statements of the Predecessor which are not included elsewhere in this Prospectus and which, in the opinion of management, include all adjustments necessary for a fair presentation. This table should be read in conjunction with the Predecessor's historical financial statements and related notes thereto included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                  ----------------------------------------------
                                                                                     1993        1994        1995        1996
                                                                                  ----------  ----------  ----------  ----------

                                                                                              (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:

Net sales.......................................................................  $   89,798  $   96,729  $   91,302  $   89,541
Cost of products sold...........................................................      27,549      29,930      27,743      28,955
                                                                                  ----------  ----------  ----------  ----------
  Gross profit..................................................................      62,249      66,799      63,559      60,586

Brokerage, distribution and marketing expenses:
    Brokerage and distribution..................................................       7,547       8,662       7,583       8,140
    Trade promotions............................................................      19,517      21,911      19,380      17,672
    Consumer marketing..........................................................      15,917      15,297      13,291      10,835
                                                                                  ----------  ----------  ----------  ----------
Total brokerage, distribution and marketing expenses............................      42,981      45,870      40,254      36,647
Selling, general and administrative expenses....................................       7,011       6,829       6,120       6,753
                                                                                  ----------  ----------  ----------  ----------
  Income before taxes...........................................................      12,257      14,100      17,185      17,186

Provision for income taxes......................................................       4,719       5,429       6,616       6,616
                                                                                  ----------  ----------  ----------  ----------
  Net income....................................................................  $    7,538  $    8,671  $   10,569  $   10,570
                                                                                  ----------  ----------  ----------  ----------
                                                                                  ----------  ----------  ----------  ----------

OTHER FINANCIAL DATA:

Ratio of earnings to fixed charges(1)...........................................          NA          NA          NA          NA

------------------------------

(1) For the historical periods presented above, the Seller did not allocate any fixed charges to the Predecessor.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial statements (the "Pro Forma Financial Statements") are based on the audited balance sheet of the Company and the audited statement of operations of the Predecessor which are included elsewhere in this Prospectus. The Pro Forma Financial Statements give effect to the Financing as if it had occurred as of December 31, 1996 for balance sheet data and give effect to the Transactions and the Financing as if both had occurred as of January 1, 1996 for statement of operations data. In addition, the Pro Forma Financial Statements give effect to certain reductions in general and administrative expenses. General and administrative expenses of the Predecessor have historically consisted of direct and indirect allocations from the Seller. Based on existing formal and informal arrangements to operate the Company on a stand-alone basis, as well as thorough analysis of additional anticipated costs, the Company has developed an operating budget which reflects substantial selling, general and administrative savings as compared to the historical financial statements of the Predecessor which included various corporate expense allocations. Management of the Company believes it is appropriate to reflect these amounts in the Pro Forma Financial Statements as the Company, pursuant to the Asset Purchase Agreement between the Company and the Seller, acquired no infrastructure or employees from the Seller and, therefore, the Company will not be operated in the future on a basis comparable to the Seller. See Note (c) to the Pro Forma Statements of Operations below.

    The pro forma financial information set forth below reflects pro forma adjustments that are based upon available information and factually supportable assumptions that the Company believes are reasonable. The pro forma financial information does not purport to represent what the Company's results of operations or financial condition actually would have been had the Transactions and Financing been consummated as of such dates or for the period ended or project the Company's results of operations or financial condition for any future period. The Pro Forma Financial Statements and accompanying notes should be read in conjunction with the historical financial statements of the Company and the Predecessor and other financial information pertaining to the Company including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                 MBW FOODS INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                          COMPANY      PRO FORMA      COMPANY
                                                                        HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                        -----------  -------------  -----------
ASSETS:
  Cash................................................................  $     8,666    $   2,000(a) $    10,666
  Accounts receivable.................................................          480       --                480
  Inventories.........................................................        1,182       --              1,182
  Prepaid expenses                                                                9       --                  9
                                                                        -----------  -------------  -----------
    Total current assets..............................................       10,337        2,000         12,337
  Machinery and equipment.............................................        5,206       --              5,206
  Goodwill and other intangible assets................................      111,358       --            111,358
  Deferred financing costs............................................        3,995        4,745(a)       8,740
                                                                        -----------  -------------  -----------
    Total assets......................................................  $   130,896    $   6,745    $   137,641
                                                                        -----------  -------------  -----------
                                                                        -----------  -------------  -----------
LIABILITIES AND STOCKHOLDER'S EQUITY:
  Accrued expenses....................................................  $     2,736    $   1,745(a) $     4,481

  Long-term debt......................................................       95,000        5,000(a)     100,000
                                                                        -----------  -------------  -----------
  Total liabilities...................................................       97,736        6,745        104,481
  Total stockholder's equity..........................................       33,160       --             33,160
                                                                        -----------  -------------  -----------
    Total liabilities and stockholder's equity........................  $   130,896    $   6,745    $   137,641
                                                                        -----------  -------------  -----------
                                                                        -----------  -------------  -----------

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(a) Reflects the issuance of $100,000 of long-term debt and repayment of $30,000 of senior secured revolving debt, $15,000 of senior secured term debt and $50,000 of senior subordinated debt, as well as the payment of related debt issuance costs, and excess cash after applying the proceeds of the Offering.

                                 MBW FOODS INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                             (DOLLARS IN THOUSANDS)

                                                                        PREDECESSOR    PRO FORMA      COMPANY
                                                                        HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                       -------------  ------------  -----------
Net sales............................................................   $    89,541    $    2,040(a)  $  91,581
Cost of products sold................................................        28,955           958(b)     29,913(g)
                                                                       -------------  ------------  -----------
  Gross profit.......................................................        60,586         1,082       61,668
                                                                       -------------  ------------  -----------
Brokerage, distribution and marketing expenses:
  Brokerage and distribution.........................................         8,140            --        8,140
  Trade promotions...................................................        17,672         2,040(a)     19,712
  Consumer marketing.................................................        10,835            --       10,835
                                                                       -------------  ------------  -----------
Total brokerage, distribution and marketing expenses.................        36,647         2,040       38,687

Selling, general and administrative expenses.........................         6,753        (3,042)(c)      3,711(g)
Amortization of goodwill and other intangibles.......................            --         3,066(d)      3,066
                                                                       -------------  ------------  -----------
  Operating profit...................................................        17,186          (982)      16,204

Amortization of deferred financing fees..............................            --           856(e)        856
Interest expense, net................................................            --         9,742(e)      9,742
                                                                       -------------  ------------  -----------
  Income before taxes................................................        17,186       (11,580)       5,606

Provision for income taxes...........................................         6,616        (4,457)(f)      2,159
                                                                       -------------  ------------  -----------
  Net income.........................................................   $    10,570    $   (7,123)   $   3,447
                                                                       -------------  ------------  -----------
                                                                       -------------  ------------  -----------

EBITDA...............................................................                                $  19,866(h)
                                                                                                    -----------
                                                                                                    -----------

     See Accompanying Notes to Unaudited Pro Forma Statements of Operations

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

(a) Represents the reclassification of amounts accounted for as cash discounts by the Seller to trade promotions by the Company.

(b) Adjustment reflects net additional expenses related to cost of products sold as follows:

                                                                                       YEAR ENDED
                                                                                    DECEMBER 31, 1996
                                                                                   -------------------
                                                                                       (DOLLARS IN
                                                                                       THOUSANDS)
COST OF PRODUCTS SOLD:

Predecessor historical expenses..................................................      $    28,955
Less Company expenses:
  Co-pack agreements(1)..........................................................           29,393
  Depreciation(2)................................................................              520
                                                                                          --------
    Total Company expenses.......................................................           29,913
                                                                                          --------

Difference.......................................................................      $       958
                                                                                          --------
                                                                                          --------

------------------------------

     (1) These expenses include the Predecessor's historical volumes for syrup and pancake mix products, as adjusted to give effect to the contractual rates included in the Co-Pack Agreement.

     (2) Represents depreciation of the Company's equipment, reflecting an increase in depreciation expense over the Predecessor's historical expense as a result of a higher depreciable basis for the acquired equipment. The equipment will be depreciated over an average life of 10 years.

(c) Represents the difference between corporate expense allocated by Unilever relating to sales, marketing, general and administrative and research and development functions and such costs for the stand-alone business.

    The Company has formal and informal agreements in place to operate the business on a stand-alone basis, and has completed a thorough analysis of anticipated costs going forward. Based on these agreements and analysis, the Company has developed a detailed annual operating budget which reflects approximately $3.7 million in factually supportable selling, general and administrative costs, which is approximately $2.4 million lower than Unilever's corporate allocated costs. A substantial portion of these savings are attributable to a lower headcount relative to the headcounts included in the historical allocations from Unilever. These direct and indirect allocations included multiple layers of Unilever management which the Company will not need to replicate.

    On a stand-alone basis, the Company will have 22 employees, consisting of seven in executive and finance functions, four in marketing functions, 10 in sales functions and one in research and development. The table below reflects cost savings resulting from the new personnel infrastructure of the Company as compared to the Predecessor's historical selling, general and administrative expenses. Management of the Company believes it is appropriate to reflect these amounts in the Pro Forma Financial Statements as the Company, pursuant to the Asset Purchase Agreement between the Company and the Seller, acquired no infrastructure or employees from the Seller and, therefore, the Company will not be operated in the future on a basis comparable to the Seller.

                                                                                       YEAR ENDED
                                                                                    DECEMBER 31, 1996
                                                                                   -------------------
                                                                                       (DOLLARS IN
                                                                                       THOUSANDS)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Predecessor historical expenses..................................................       $   6,753
Less Company expenses:
  Executive and finance(1).......................................................           1,568
  Division management and marketing..............................................             302
  Sales..........................................................................           1,096
  Research and development.......................................................             192
  Other(2).......................................................................             553
                                                                                          -------
Total Company expenses...........................................................           3,711
                                                                                          -------
Difference.......................................................................       $   3,042
                                                                                          -------
                                                                                          -------

---------------------

      (1) Includes aggregate annual expenses related to management and advisory services provided by Dartford and MDC of $850.

      (2) Includes professional fees, facilities expenses and other related expenses.

(d) Reflects intangible amortization expense as a result of the Acquisition. Goodwill will be amortized on a straight line basis over a 40-year period and other intangibles will be amortized over periods ranging from five to 20 years.

(e) Pro forma interest expense has been calculated based upon pro forma debt levels and the applicable interest rates. The Predecessor was not allocated any interest expense from the Seller. The pro forma commitment fee on the unused portion of the Revolving Facility is based on an unused balance of $60.0 million. The interest income is calculated based on an average outstanding cash balance of approximately $10.0 million. The table below presents pro forma net interest expense, noted with the respective interest rates or fee, and pro forma amortization of deferred financing costs:

                                                                                       YEAR ENDED
                                                                                    DECEMBER 31, 1996
                                                                                   -------------------
                                                                                       (DOLLARS IN
                                                                                       THOUSANDS)
PRO FORMA INTEREST EXPENSE:

Senior Subordinated Notes offered hereby (9.875%)................................       $   9,875
Commitment fee on Revolving Facility (.50%)......................................             300
Interest income (5.0%)...........................................................            (433)
                                                                                         --------
    Total pro forma net interest expense.........................................       $   9,742
                                                                                         --------
                                                                                         --------
Pro forma amortization of deferred financing costs...............................       $     856
                                                                                         --------
                                                                                         --------

(f) Reflects a reduction in the provision for income taxes, as a result of the pro forma decrease in income before income taxes and the effect of the Company's amortization of goodwill being deductible for income tax purposes.

(g) Pro forma depreciation expense included in cost of products sold and selling, general and administrative expenses is $596,000 for the year ended December 31, 1996. Pro forma operating lease expense included in selling, general and administrative expenses is $135,000 for the years ended December 31, 1996.

(h) EBITDA is defined as net income before interest, taxes, depreciation and amortization and is presented because it is commonly used by certain investors and analysts to analyze and compare, on the basis of operating performance, and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flows statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company markets and sells the MRS. BUTTERWORTH'S brand of syrup and pancake mix products. As product lines of Unilever, MRS. BUTTERWORTH'S was not accounted for as a separate legal entity or division. The discussion which follows is based on MRS. BUTTERWORTH'S historical financial information.

    The Predecessor's selling, general and administrative expenses have consisted solely of corporate allocations from the Seller. As a result, the level of these expenses does not reflect the actual expenses required to operate the Company on a stand-alone basis. Management has developed, and is in the process of implementing, a new corporate infrastructure to operate the Company on a stand-alone basis. See "Pro Forma Financial Information."

    Under the Seller's ownership, MRS. BUTTERWORTH'S aggregate marketing expenditures were reduced consistently over the last several years and emphasized a trade-oriented marketing strategy. Management intends to maintain aggregate marketing expenditures at a level consistent with recent experience, but to reallocate those expenditures by placing a greater emphasis on advertising and consumer marketing. See "Business--MRS. BUTTERWORTH'S Growth Strategy."

    In May 1996, MRS. BUTTERWORTH'S adopted a "value pricing" strategy to position its brand as the best value among the three national syrup brands. MRS. BUTTERWORTH'S began the implementation of this strategy by reducing the wholesale list prices of certain of its products, resulting in lower everyday shelf prices to the consumer. This strategy was adopted to decrease MRS. BUTTERWORTH'S reliance on price discounting and to reduce costly buy-one-get-one-free promotions and was intended to increase sales volume and decrease overall marketing expenditures. The initial results of this strategy are reflected in MRS. BUTTERWORTH'S performance for the year ended December 31, 1996 and the related discussion below.

RESULTS OF OPERATIONS

                                                                                 YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------------
                                                                     1993                  1994                  1995
                                                             --------------------  --------------------  --------------------

                                                              AMOUNT        %       AMOUNT        %       AMOUNT        %
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)

Net sales..................................................  $  89,798      100.0% $  96,729      100.0% $  91,302      100.0%
Cost of products sold......................................     27,549       30.7     29,930       30.9     27,743       30.4
                                                             ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.............................................     62,249       69.3     66,799       69.1     63,559       69.6
Brokerage, distribution and marketing expenses:
    Brokerage and distribution.............................      7,547        8.4      8,662        8.9      7,583        8.3
    Trade promotions.......................................     19,517       21.7     21,911       22.7     19,380       21.2
    Consumer marketing.....................................     15,917       17.7     15,297       15.8     13,291       14.6
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Total brokerage, distribution and marketing expenses.......     42,981       47.8     45,870       47.4     40,254       44.1
Selling, general and administrative expenses...............      7,011        7.8      6,829        7.1      6,120        6.7
                                                             ---------  ---------  ---------  ---------  ---------  ---------
  Income before taxes......................................     12,257       13.7     14,100       14.6     17,185       18.8

Provision for income taxes.................................      4,719        5.3      5,429        5.6      6,616        7.2
                                                             ---------  ---------  ---------  ---------  ---------  ---------
  Net income...............................................  $   7,538        8.4% $   8,671        9.0% $  10,569       11.6%
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------  ---------


                                                                     1996
                                                             --------------------
                                                              AMOUNT        %
                                                             ---------  ---------

Net sales..................................................  $  89,541      100.0%
Cost of products sold......................................     28,955       32.3
                                                             ---------  ---------
  Gross profit.............................................     60,586       67.7
Brokerage, distribution and marketing expenses:
    Brokerage and distribution.............................      8,140        9.1
    Trade promotions.......................................     17,672       19.7
    Consumer marketing.....................................     10,835       12.1
                                                             ---------  ---------
Total brokerage, distribution and marketing expenses.......     36,647       40.9
Selling, general and administrative expenses...............      6,753        7.6
                                                             ---------  ---------
  Income before taxes......................................     17,186       19.2
Provision for income taxes.................................      6,616        7.4
                                                             ---------  ---------
  Net income...............................................  $  10,570       11.8%
                                                             ---------  ---------
                                                             ---------  ---------

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET SALES declined 1.9% to $89.5 million for the year ended December 31, 1996 as compared to $91.3 million for the year ended December 31, 1995. Sales volume increased 2.7% to 94.7 million pounds in 1996 from 92.2 million pounds in 1995.

    Syrup sales decreased $1.8 million to $79.1 million in 1996 from $80.9 million in 1995. Syrup volume increased 3.4% to 78.6 million pounds in 1996 from
76.0 million pounds in 1995. In May 1996, MRS. BUTTERWORTH'S adopted a value pricing strategy to position its brand as the best value among the three national syrup brands. This pricing strategy has benefitted the brand through higher volumes and savings on consumer marketing expenses, but resulted in a net decrease in syrup sales during 1996.

    Pancake mix sales remained constant at $10.4 million in 1996, the same as in 1995. Pancake mix was flat at 16.1 million pounds in 1996 which was the same volume achieved in 1995.

    GROSS PROFIT as a percentage of net sales was 67.7% for the year ended December 31, 1996 as compared to 69.6% for the year ended December 31, 1995. The decrease in gross profit margin was primarily due to lower wholesale prices related to the Company's value pricing strategy while raw material costs remained essentially unchanged.

    INCOME BEFORE TAXES as a percentage of net sales improved to 19.2% for the year ended December 31, 1996 as compared to 18.8% for the year ended December 31, 1995. The operating margin improvement was primarily the result of a reduction in consumer marketing expense as a percentage of net sales to 12.1% in 1996 from 14.6% in 1995. This was a result of the value pricing strategy that reduced costly buy-one-get-one-free promotions.

    PROVISION FOR INCOME TAXES. The provision for income taxes of $6.6 million in 1996 represented an effective tax rate of 38.5%, the same as in 1995.

    NET INCOME of $10.6 million in 1996 was the same as net income of $10.6 million in 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    NET SALES decreased 5.6% to $91.3 million in the year ended December 31, 1995 from $96.7 million in the year ended December 31, 1994. Sales volume decreased 10.1% to 92.2 million pounds in 1995 from 102.6 million pounds in 1994.

    Syrup sales decreased $3.0 million to $80.9 million in 1995 from $83.9 million in 1994, and syrup volume declined 8.4% to 76.1 million pounds from 83.1 million pounds in 1994. Syrup sales and volume declines were primarily due to the phasing out of the MAPLE VALLEY syrup brand, one of the Predecessor's lower priced brands, and an overall decrease in promotional support for MRS. BUTTERWORTH'S. The declines were partially offset by the impact during 1995 of an industry-wide price increase in August 1994.

    Pancake mix sales declined $2.4 million to $10.4 million in 1995 from $12.8 million in 1994. Pancake mix volume decreased 17.0% to 16.1 million pounds from
19.4 million pounds in 1994. Increased competition in MRS. BUTTERWORTH'S key Central and Mid-Central regions was the primary cause of the decrease in sales and volume.

    GROSS PROFIT as a percentage of net sales was 69.6% in 1995 as compared to 69.1% in 1994. The increase in gross profit margin was primarily a result of the impact during 1995 of the August 1994 price increase, which resulted in the average price of retail syrup increasing from 1994 to 1995 while raw materials costs as a percentage of net sales remained essentially unchanged. Also contributing to the gross margin increase during 1995 was the phasing out of the MAPLE VALLEY brand, one of the Predecessor's lower margin brands.

    INCOME BEFORE TAXES as a percentage of net sales increased to 18.8% in 1995 as compared to 14.6% in 1994. This increase was primarily the result of the August 1994 price increase and reductions in trade promotions, consumer marketing and brokerage and distribution expense as a percentage of net sales.

    PROVISION FOR INCOME TAXES. The provision for income taxes of $6.6 million in 1995 represented an effective tax rate of 38.5%, the same as in 1994.

    NET INCOME increased to $10.6 million in 1995 compared to $8.7 million in 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    NET SALES increased 7.7% to $96.7 million in the year ended December 31, 1994 from $89.8 in the year ended December 31, 1993. Sales volume rose 8.7% to
102.6 million pounds in 1994 from 94.4 million pounds in 1993.

    Syrup sales increased $6.3 million to $83.9 million in 1994 from $77.6 million in 1993. Syrup volume rose 9.6% to 83.1 million pounds in 1994 from 75.8 million pounds in 1993. Syrup sales and volume increases were due to the August 1994 price increase, the addition of new foodservice customers and the introduction of MRS. BUTTERWORTH'S COUNTRY BEST RECIPE. These increases were partially offset by sales and volume declines of the MAPLE VALLEY syrup products.

    Pancake mix sales grew $0.6 million to $12.8 million in 1994 from $12.2 million in 1993. Pancake mix volume increased 4.3% to 19.4 million pounds in 1994 from 18.6 million pounds in 1993. The increase in pancake mix sales and volume was primarily attributable to incremental foodservice volume.

    GROSS PROFIT as a percentage of net sales was 69.1% in 1994 as compared to 69.3% in 1993. The decrease in gross profit margin was primarily attributable to the addition of new foodservice customers.

    INCOME BEFORE TAXES as a percentage of net sales improved to 14.6% in 1994 as compared to 13.7% in 1993. The margin improvement was primarily the result of a decline in consumer marketing as a percentage of net sales, following extensive use of buy-one-get-one-free promotions and in-ad coupons in 1993. The decline in consumer marketing was partially offset by increases in brokerage and distribution expenses and trade promotions as a percentage of net sales.

    PROVISION FOR INCOME TAXES. The provision for income taxes in 1994 of $5.4 million represented an effective tax rate of 38.5%, the same as in 1993.

    NET INCOME increased to $8.7 million in 1994 compared to $7.5 million in 1993. The increase was the result of a higher operating profit.

LIQUIDITY AND CAPITAL RESOURCES

    The Company incurred substantial indebtedness in connection with the Acquisition. Interest payments on the Notes represent significant cash requirements for the Company. As of December 31, 1996, on a pro forma basis, after giving effect to the Financing, the Company would have had $100.0 million in aggregate principal amount of indebtedness outstanding under the Notes and availability of $60.0 million under the Revolving Facility. The Company will be required to make periodic payments of interest on the Notes and the Senior Credit Facilities. See "Description of Notes" and "Description of Senior Credit Facilities."

    In addition to its debt service obligations, the Company's liquidity needs will be for working capital, capital expenditures and acquisitions. Assets capitalized relating to machinery and equipment acquired in this transaction, and referred to elsewhere herein as capital expenditures, were $46,000, $21,000, $64,000 and $470,000 for the years ended December 31, 1993, 1994, 1995 and 1996, respectively. Capital expenditure requirements have historically been financed with internally generated funds and have been primarily related to refurbishments and improvements of manufacturing equipment.

    The Company's primary sources of liquidity are cash flows from operations and borrowings under the Revolving Facility. $60.0 million is available to the Company for borrowing under the Revolving Facility. See "Description of the Senior Credit Facilities." In addition, as a result of the Transactions and the Financing, the Company generated approximately $10.0 million in cash, which will be available for general corporate purposes.

    The Company anticipates that its working capital requirements and capital expenditures for 1997 will be satisfied through a combination of available cash and cash flow generated from operations.

INFLATION

    The Company does not believe that inflation has had a material impact on its financial position or results of operations during the periods covered by the Financial Statements included herein.

                                THE ACQUISITION

ASSET PURCHASE AGREEMENT

    On the Acquisition Closing Date, pursuant to the Asset Purchase Agreement between the Seller and the Company, dated as of December 18, 1996 (the "Asset Purchase Agreement"), the Company acquired substantially all of the assets of the MRS. BUTTERWORTH'S syrup and pancake mix business for a cash purchase price of $114.6 million. The purchase price paid on the Acquisition Closing Date was subsequently reduced by $483,000 pursuant to the purchase price adjustment mechanism set forth in the Asset Purchase Agreement. The assets acquired by the Company include (i) the MRS. BUTTERWORTH'S trademarks for the United States, Canada and Puerto Rico and patents, copyrights and other intellectual property rights relating to MRS. BUTTERWORTH'S products, (ii) the machinery, equipment and spare parts used in the manufacture of MRS. BUTTERWORTH'S syrups, (iii) inventories held by the Seller on the Acquisition Closing Date, including raw materials, packaging and finished goods, (iv) proprietary formulations for MRS. BUTTERWORTH'S syrups and pancake mixes, (v) other product specifications and customer lists and (vi) rights under certain contracts, licenses, purchase orders and other arrangements and permits. Except for warranty and related claims not to exceed $150,000, the Company did not assume any pre-closing liabilities or obligations of the Seller. The Asset Purchase Agreement contains customary representations, covenants and indemnification provisions.

CO-PACK AGREEMENT

    Pursuant to a co-pack agreement between Van den Bergh Foods Company ("VDB"), a division of the Seller, and the Company dated as of December 31, 1996 (the "Co-Pack Agreement"), VDB will contract manufacture and package all of the Company's requirements for specified syrup and pancake mix products, subject to certain minimum and maximum supply limits. Prices for the products are fixed based on the Seller's actual 1996 costs, with certain scheduled increases, and are subject to adjustment based upon purchase price variances for raw materials and packaging supplies and fluctuations in monthly production volumes below certain monthly minimum or above certain monthly maximum levels. The Co-Pack Agreement terminates on December 31, 1997, subject to earlier termination with respect to one or more products by mutual agreement of the parties.

TRANSITION SERVICES AGREEMENT

    Pursuant to a transition services agreement between the Company and the Seller dated as of December 31, 1996 (the "Transition Services Agreement"), the Seller will provide the Company with certain operational and financial services which it performed prior to the Acquisition for a period not to exceed six months from the Acquisition Closing Date. The Company will pay the Seller a weekly fee of up to $17,000 for the Seller's sales services, which fee shall be reduced proportionately as the Company assumes responsibility for sales on a by-market basis. The Company will pay the Seller a fee of $82,800 per month for all other services provided by the Seller under the Transition Services Agreement. The Company may terminate any or all of the services provided by the Seller on ten days' prior written notice to the Seller and, in the case of brokers, 45 days' prior notice.

OTHER AGREEMENTS

    Pursuant to a Shared Technology License Agreement dated as of December 31, 1996 between the Seller and the Company, the Seller granted the Company a nonexclusive, perpetual and royalty-free right and license to use any proprietary and/or confidential trade secrets, know-how, processes and other technology used in connection with the MRS. BUTTERWORTH'S business.

    Pursuant to a Flavor Supply Agreement dated as of December 31, 1996 between Quest International Flavors & Food Ingredients Company ("Quest"), an affiliate of Unilever, and the Company, Quest has agreed to provide the Company with certain flavor mixtures used in the production of MRS. BUTTERWORTH'S syrups, subject to certain minimum and maximum order limits.

                                    BUSINESS

COMPANY OVERVIEW

    The Company markets and sells MRS. BUTTERWORTH'S, the number one brand of regular syrup in the United States and the number two syrup brand overall. Originally introduced in 1960, MRS. BUTTERWORTH'S syrup is well known for its unique buttery flavor and distinctive grandmother-shaped bottle and enjoys 100% aided brand awareness among syrup consumers. In addition to its strong national presence, MRS. BUTTERWORTH'S is the number one brand of syrup in the Central and Mid-Central United States, the two regions of the country with the highest per capita syrup consumption. The strength of the MRS. BUTTERWORTH'S brand is evidenced by the fact that it is the only one of the three leading national brands of syrup to increase its market share over the last three years. MRS. BUTTERWORTH'S strong market position in syrup is complemented by the Company's pancake mix products. The Company's products include a full range of branded syrups and pancake mixes including its ORIGINAL, COUNTRY BEST RECIPE and LITE syrup labels and its OLD FASHIONED, BUTTERMILK COMPLETE and ORIGINAL COMPLETE pancake mix labels. MRS. BUTTERWORTH'S leading market positions and strong brand recognition have enabled it to realize a long history of high operating margins, stable sales and growth in operating profit. From 1993 to 1996, MRS. BUTTERWORTH'S EBITDA margin increased from 13.9% to 19.5% and its EBITDA increased 40%. For the year ended December 31, 1996, the Company's pro forma sales and EBITDA were $91.6 million and $19.9 million, respectively.

    The syrup and pancake mix categories in the United States are stable and are characterized by broad household penetration and steady growth. From 1993 to 1996, the syrup and pancake mix categories grew at compound annual rates of approximately 1.4% and 3.5%, respectively. The Company's products are sold nationally through an independent broker network to retail grocery stores, mass merchandisers, military exchanges and foodservice distributors. MRS. BUTTERWORTH'S syrups and pancake mixes are sold in approximately 99% and 63%, respectively, of all retail grocery stores in the United States. MRS. BUTTERWORTH'S syrup is contract manufactured and distributed under a one-year co-pack agreement between the Company and the Seller. For the year ended December 31, 1996, the Company's syrup and pancake mix sales represented approximately 88% and 12% of pro forma sales, respectively.

    The Company believes that MRS. BUTTERWORTH'S strong brand name, leading market positions, high operating margins and cash flow provide an attractive platform upon which to build a focused, branded dry grocery products company. The Company believes that the performance of certain dry grocery categories and brands has suffered in recent years as a result of declining levels of marketing support and little or no new product innovation by the major food companies. Consequently, the Company believes that many of these undermanaged brands are likely candidates for divestiture from their corporate parents. While these categories and brands tend to be mature, there are expanding segments within the categories and growth opportunities that have not been realized. As a result, the Company believes that an attractive opportunity exists for building a branded dry grocery products company through strategic acquisitions of established, well-recognized national and regional brands that have been undermanaged in recent years. The Company's objective is to renew the growth of the brands it acquires by providing them the focus, strategic direction, marketing resources and dedicated sales and marketing organizations that they have lacked.

    The Company's principal executive office is located at Community Corporate Center, 445 Hutchinson Avenue, Columbus, Ohio 43235. The Company's telephone number is (614) 436-8600.

MRS. BUTTERWORTH'S GROWTH STRATEGY

    The Company believes that MRS. BUTTERWORTH'S has significant growth potential which has not been realized due to a lack of corporate support and marketing resources from the Seller in recent years. The Company plans to improve MRS. BUTTERWORTH'S performance by increasing management attention to the brand and by devoting the marketing resources necessary to exploit opportunities in the syrup and pancake mix categories. The Company intends to implement its strategy through the following initiatives:

    - POSITION BRAND AS BEST VALUE. The Company plans to position MRS. BUTTERWORTH'S as the best value among the three leading national syrup brands by continuing to provide its distinctive, premium quality product at prices which are moderately below those of the other national brands. In May 1996, MRS. BUTTERWORTH'S lowered the everyday prices of its syrup products. To offset the cost of lowering everyday prices, MRS. BUTTERWORTH'S also reduced its costly and relatively ineffective buy-one-get-one-free promotions. For the twelve weeks ended November 23, 1996, a representative period following the implementation of this "value-pricing" strategy, dollar sales and market share of the MRS. BUTTERWORTH'S ORIGINAL label increased 8.0% and 0.6%, respectively. The Company believes that full implementation of MRS. BUTTERWORTH'S value pricing strategy will result in continued increases in sales and market share.

    - REFORMULATE LITE PRODUCT. MRS. BUTTERWORTH'S LITE has not been reformulated or improved since its introduction in 1985. Over the last five years, competitors have focused their research and development efforts on the lite syrup segment, taking advantage of newly developed ingredients and formulations. While Mrs. Butterworth's is the leading brand in the regular syrup segment, MRS. BUTTERWORTH'S share of the lite syrup segment is 15.2% and is significantly below AUNT JEMIMA'S leading 32.4% share of the segment. The Company plans to reformulate and improve the taste of MRS. BUTTERWORTH'S LITE. Management believes that this reformulation, coupled with MRS. BUTTERWORTH'S leading position in the regular syrup segment and increased marketing support, can expand the Company's share of the lite segment and further strengthen the Company's overall syrup market share.

    - ROLL OUT PRODUCT LINE EXTENSIONS. Management believes MRS. BUTTERWORTH'S strong brand equity and leading market shares in the syrup category present considerable opportunities for product line extensions. For example, an opportunity exists to develop a product which is directed at children and packaged in plastic, as compared to the current glass packaging. Opportunities also exist for MRS. BUTTERWORTH'S in the flavored syrup segment, as none of the major national brands currently offer these specialty products. In addition, management believes that opportunities exist for growth in the Company's pancake mix business with increased marketing and sales support for its recently redesigned and updated packaging.

    - ADOPT CONSUMER BASED MARKETING STRATEGY. Over the next two years, the Company plans to reduce its reliance on costly and relatively inefficient trade spending and price discounting and increase its advertising and consumer promotional events. The Company plans to reduce or eliminate buy-one-get-one-free promotions and its heavy reliance on coupons in free standing inserts. The Company will reallocate those marketing dollars to advertising and more focused consumer promotions such as cross-promotions with host foods including frozen waffles and pancake mix. In addition, the Company will direct its advertising expenditures to support the introduction of new or improved products and reinforce MRS. BUTTERWORTH'S unique brand equity and positioning as the best value among the national brands.

INDUSTRY

    The U.S. syrup category had sales of $421 million in 1996 and has grown at a compound annual rate of approximately 1.4% since 1993. Sales of syrup are driven by the consumption of host foods, product innovation and consumers' desire for traditional "home style" meals. Sales in the syrup category increased in 1991 and 1992 due to the increased consumption of host foods, which was driven primarily by new product introductions of host foods. Growth in the syrup category has also been driven by product innovation, such as the development of lite and specialty flavored syrups. Syrup is widely consumed across the United States and has a 60% household penetration rate. Approximately 95% of syrup is consumed with pancakes, waffles and french toast, and syrup is consumed with 7% of all U.S. breakfasts, equal in frequency of consumption to hot cereals and baked goods. On average, syrup users consume the product once every two weeks and purchase syrup approximately once every three months. The most common purchase size is 24 ounces. Consumption increases slightly during the winter months.

    The syrup category has three major segments: regular, lite and pure maple/specialty flavored, which represent approximately 58%, 30% and 12% of syrup sales, respectively. Regular syrup is a full-calorie, corn syrup based product. Lite syrup is also a corn syrup based product, but has only half the calories of regular syrup. Pure maple, diet and other specialty syrups, all of which are non-corn syrup based products, occupy market niches and are not currently offered by any of the major national syrup manufacturers.

    The three leading brands of syrup (AUNT JEMIMA, MRS. BUTTERWORTH'S and LOG CABIN) account for approximately 48% of total syrup sales in the United States. The remaining 52% is fragmented, with private label accounting for approximately 20% of sales and numerous other national and regional brands accounting for the remainder. Management believes that private label's share of the syrup market will remain relatively flat due to the lack of opportunity for growth in distribution of private label syrup and the relatively high level of private label syrup which is currently sold on promotion. Private label syrup currently has approximately 96% distribution to retail grocery stores, leaving little room for growth in distribution. In addition, approximately 35% of private label syrup is sold on promotion, a relatively high percentage of promoted sales for a private label product. Finally, since 1988 private label syrup prices have increased at nearly double the rate of the three leading syrup brands, reducing the premium for branded syrups from approximately 80% to 55%.

    The U.S. retail grocery pancake mix category had sales of $145 million in 1996 and grew at a compound annual rate of 3.5% from 1993 to 1996, largely due to a trend among consumers to return to traditional meals and the perceived value offered by pancake mix compared with substitute products. Pancake mix has a household penetration rate of 30%. The purchase cycle is once every three months, similar to syrup. The pancake mix category is less fragmented than the syrup category with the four leading brands (AUNT JEMIMA, HUNGRY JACK, KRUSTEAZ and MRS. BUTTERWORTH'S) accounting for approximately 70% of sales. Private label and smaller national and regional competitors account for the remainder. See "--Competition."

PRODUCTS AND MARKETS

    The Company markets and sells the MRS. BUTTERWORTH'S brand of syrup and pancake mix. The retail grocery channel is the primary market for the Company's products and accounted for approximately 85% of sales for the year ended December 31, 1996. In this channel, the Company's syrup products are primarily sold in 12, 24 and 36 ounce bottles and pancake mix products are primarily sold in two pound paperboard boxes. The remaining 15% of the Company's sales are in other channels, including membership warehouses, convenience stores, mass merchandisers, foodservice and the U.S. military. In these channels, the Company's syrup products are also sold in gallon and portion pack units and pancake mix products are also sold in five pound polybags.

    SYRUPS (88% of sales). MRS. BUTTERWORTH'S syrup products include regular syrup, which is a full-calorie corn syrup based product, and lite syrup, which is a half-calorie corn syrup based product. The Company's syrups are primarily sold in highly recognizable grandmother-shaped glass bottles.

        REGULAR SYRUP. MRS. BUTTERWORTH'S is the leading brand of regular syrup in the United States with a 19.0% share of the regular syrup segment. MRS. BUTTERWORTH'S produces and sells regular syrup under its ORIGINAL label, which was introduced in 1960, and its COUNTRY BEST RECIPE label, a cinnamon-vanilla flavor introduced in 1994. MRS. BUTTERWORTH'S ORIGINAL 24 ounce stock keeping unit ("SKU") is the number two ranked SKU in the syrup category and sales of all MRS. BUTTERWORTH'S ORIGINAL sizes accounted for approximately 44% of the Company's sales for the year ended December 31, 1996.

        LITE SYRUP. MRS. BUTTERWORTH'S LITE, introduced in 1985, is the third leading brand in the lite syrup segment, with a 15.2% share of that segment.

    PANCAKE MIXES (12% of sales). MRS. BUTTERWORTH'S pancake mixes include add-in mixes, to which the user adds eggs and vegetable oil, and complete mixes, to which the user adds only water. The Company's add-in mix is sold under the MRS. BUTTERWORTH'S OLD-FASHIONED label. The Company's complete mixes are sold under its MRS. BUTTERWORTH'S BUTTERMILK COMPLETE and MRS. BUTTERWORTH'S ORIGINAL COMPLETE labels.

MARKETING, SALES AND DISTRIBUTION

    The MRS. BUTTERWORTH'S trademark has been developed over 36 years and has been supported through a mix of trade promotions, consumer marketing and advertising. In addition, MRS. BUTTERWORTH'S unique grandmother-shaped bottle provides strong brand identification at the point of sale. MRS. BUTTERWORTH'S products are sold by a network of independent brokers and are distributed on a national basis from the Seller's Olathe, Kansas facility.

    Originally introduced in 1960, MRS. BUTTERWORTH'S is a well-recognized trademark in the United States. MRS. BUTTERWORTH'S warm, homespun and "grandmotherly" image appeals to young and old consumers alike. According to a 1995 Nielsen Brandbuilder study, MRS. BUTTERWORTH'S has 100% aided brand awareness among syrup consumers. MRS. BUTTERWORTH'S also has significantly higher Nielsen scores than its competitors in key consumer areas including "rich tasting", "attractive packaging" and "attractive advertising". Consumer awareness and attraction to the MRS. BUTTERWORTH'S brand is reinforced through MRS. BUTTERWORTH'S unique grandmother-shaped glass bottle, which provides customers with strong point-of-purchase brand identification.

    MRS. BUTTERWORTH'S trade promotions have consisted of price discounting, in-store advertising and couponing in retailer flyers. In the second quarter of 1996, MRS. BUTTERWORTH'S adopted a strategy to position its syrup products as the best value among the three leading national brands. MRS. BUTTERWORTH'S reduced its wholesale prices, resulting in lower everyday shelf prices to the consumer for the Company's regular syrup products. This strategy was adopted to decrease reliance on price discounting.

    MRS. BUTTERWORTH'S consumer marketing has relied heavily on coupons in free standing inserts, which historically have had low average redemption rates, and costly buy-one-get-one-free promotions. The pricing strategy implemented in the second quarter of 1996 was adopted to decrease reliance on buy-one-get-one-free promotions and has resulted in a reduction in MRS. BUTTERWORTH'S consumer marketing expenditures. The Company intends to shift the focus of its consumer marketing to targeted couponing, such as cross-promotions with host food products.

    MRS. BUTTERWORTH'S advertising has been limited in recent years. Historically, MRS. BUTTERWORTH'S advertising consisted primarily of television advertising which was aimed at promoting MRS. BUTTERWORTH'S unique brand image. The Company's advertising emphasized the old-fashioned "grandmotherly" image associated with the brand and its homemade quality and wholesome taste. Additionally, MRS. BUTTERWORTH'S advertising campaign, which used a "talking syrup bottle," appeals to both children and adults. MRS. BUTTERWORTH'S advertising has a strong recall score and has been highly effective in motivating the purchase of MRS. BUTTERWORTH'S products and the Company intends to continue this advertising.

    The majority of MRS. BUTTERWORTH'S syrup and pancake mix products are sold through a network of approximately 60 independent brokers to retail grocery stores, membership warehouses, convenience stores and mass merchandisers. Retail grocery sales account for approximately 85% of the Company's sales of syrups and pancake mixes. The Company also uses a separate broker network which sells syrups and pancake mixes to the foodservice distributors and operators. MRS. BUTTERWORTH'S syrups and pancake mixes are distributed on a national basis from the Seller's Olathe, Kansas facility. None of the Company's customers account for more than 10% of the Company's sales.

COMPETITION

    The three major national brands of syrup are AUNT JEMIMA, MRS. BUTTERWORTH'S and LOG CABIN. Sales of these three brands account for approximately 48% of total syrup sales in the United States. Smaller national and regional brands, including HUNGRY JACK, GOLDEN GRIDDLE and VERMONT MAID, and private label syrups also compete in the syrup category. Competition is based primarily on price and consumer positioning.

    MRS. BUTTERWORTH'S is the number one brand of regular syrup in the United States, with a 19.0% share of the regular syrup segment, followed by LOG CABIN and AUNT JEMIMA with regular segment shares of 17.2% and 12.4%, respectively. MRS. BUTTERWORTH'S is the number two national brand of syrup overall, with a 15.5% market share compared with market shares for AUNT JEMIMA and LOG CABIN of 17.3% and 14.9%, respectively. As illustrated in the following table, MRS. BUTTERWORTH'S is the only national brand that has gained market share over the past three years.

                                                                         SYRUP MARKET SHARE
                                                                   -------------------------------
BRAND                                                                1994       1995       1996
-----------------------------------------------------------------  ---------  ---------  ---------
MRS. BUTTERWORTH'S...............................................       15.0%      15.5%      15.5%
AUNT JEMIMA......................................................       19.7%      18.6%      17.3%
LOG CABIN........................................................       17.8%      15.8%      14.9%

    MRS. BUTTERWORTH'S is also the leading brand of syrup in the Central (Chicago, Denver, Kansas City) and Mid-Central (Detroit, Indianapolis, Pittsburgh) regions of the United States, the two regions of the country with the highest per capita syrup consumption.

    The U.S. pancake mix category is more concentrated than the syrup category, with four major brands representing 69.9% of the total market. AUNT JEMIMA is the leader in the pancake mix category, with a 32.1% market share, followed by HUNGRY JACK, KRUSTEAZ and MRS. BUTTERWORTH'S, with market shares of 16.6%, 15.0% and 6.0%, respectively.

RAW MATERIALS

    The Company utilizes a variety of basic raw materials in the manufacture of its syrup and pancake mix products, including corn syrup, flour, sugar and flavorings. The Company also utilizes significant quantities of glass and cardboard for its packaging requirements. Supplies of MRS. BUTTERWORTH'S ingredients and packaging requirements are readily available from a number of sources and are purchased based on price. See "The Acquisition."

PRODUCTION AND EQUIPMENT

    MRS. BUTTERWORTH'S syrup is manufactured and packaged at the Seller's Olathe, Kansas facility under the Co-Pack Agreement between the Company and the Seller pursuant to which the Seller has agreed to contract manufacture syrup for the Company for a period of up to one year from the Acquisition Closing Date at prices which are based on historical manufacturing costs. Prior to the end of the Co-Pack Agreement, the Company will either enter into a co-packing agreement with a third party or move the syrup manufacturing assets to a new location to be acquired or leased by the Company. See "The Acquisition." Raw materials, packaging supplies and finished goods related to the syrup business are also warehoused at the Seller's Olathe, Kansas facility.

    The Company owns all of the equipment used in each stage of the production of syrup, including batching, filling and case-packing the products. The equipment was purchased by the Company in the Acquisition and has the capacity to produce approximately two times the number of cases of syrup as has been produced historically. All of the equipment is located in the Seller's Olathe, Kansas facility.

    MRS. BUTTERWORTH'S retail pancake mixes are manufactured and packaged by two third parties under co-packing agreements. The Company assumed these agreements at their historical prices at the

Acquisition Closing Date. MRS. BUTTERWORTH'S foodservice pancake mixes, which account for approximately 1% of the Company's sales, are manufactured at a separate facility owned by the Seller.

TRADEMARKS

    In the Aquisition, the Company acquired a number of registered trademarks in the United States, Canada and Puerto Rico. The Company's principal trademark is MRS. BUTTERWORTH'S-Registered Trademark-. Management is not aware of any fact that would negatively impact the continued use of any of its trademarks and trade names.

EMPLOYEES

    The Company's labor requirements related to the manufacturing of syrup and foodservice pancake mix will be covered under the Co-Pack Agreement for a period of up to one year from the Acquisition Closing Date. In addition, the majority of the labor related to the Company's financial and administrative functions are covered under the Transition Services Agreement for a period of up to six months from the Acquisition Closing Date. The Company has formed a 22-person sales, marketing and administrative organization.

CERTAIN LEGAL AND REGULATORY MATTERS

    LITIGATION

    The Company did not assume any litigation relating to the Predecessor that was pending as of the Acquisition Closing Date. The Seller has agreed to indemnify, subject to certain limitations, the Company with respect to any litigation that may arise in the future to the extent such litigation relates to the conduct of the Predecessor prior to the Acquisition Closing Date. See "The Acquisition." Historically, the Seller has been the defendant in various legal actions related to the business, none of which had, or were expected to have, a material adverse effect on the operations or financial condition of the Predecessor.

    PUBLIC HEALTH

    The Company is subject to the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the Food and Drug Administration (the "FDA"). This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. For example, the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations, and specifies the "recipes," called standards of identity, for certain foods. In addition, the Nutrition Labeling and Education Act of 1990, as amended, prescribes the format and content of certain information required to appear on the labels of food products. The Company is subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture.

    The operations and the products of the Company are also subject to state and local regulation through such measures as licensing of plants, enforcement by state health agencies of various state standards and inspection of the facilities. Enforcement actions for violations of federal, state and local regulations may include seizure and condemnation of violative products, cease and desist orders, injunctions and/or monetary penalties. Management believes that the Company's facilities and practices are sufficient to maintain compliance with applicable government regulations, although there can be no assurances in this regard.

    ENVIRONMENTAL

    The Company did not assume any liabilities for environmental matters relating to the operation of the MRS. BUTTERWORTH'S business prior to the Acquisition Closing Date. The Company is subject to extensive and changing federal, state and local environmental laws and regulations pertaining to the environment, including the discharge of materials into the environment and the handling and disposal of wastes (including solid and hazardous wastes).

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

NAME                                                     AGE                           POSITION
----------------------------------------------------  ---------  ----------------------------------------------------
Ian R. Wilson.......................................  67         Chairman of the Board of Directors
Thomas J. Ferraro...................................  48         President and Director
James B. Ardrey.....................................  38         Executive Vice President and Director
Ray Chung...........................................  48         Executive Vice President and Director
C. Gary Willett.....................................  42         Executive Vice President
M. Laurie Cummings..................................  33         Vice President and Secretary
David E. De Leeuw...................................  52         Director
Charles Ayres.......................................  37         Director
Tyler T. Zachem.....................................  31         Director
Peter Lamm..........................................  45         Director
Richard C. Dresdale.................................  40         Director

    IAN R. WILSON (67), Chairman of the Board of Directors of the Company. Mr. Wilson is the Managing Partner of Dartford. Mr. Wilson currently serves as Chairman of the Board of Directors of Van de Kamp's, Inc. and Windy Hill Pet Food Company. Prior to forming Dartford, Mr. Wilson served as Chairman and Chief Executive Officer of Windmill. Prior to that, Mr. Wilson was Chairman and Chief Executive Officer of Wyndham. From 1983 to 1984 Mr. Wilson was the Chairman and Chief Executive Officer of Castle & Cooke, Inc. (now known as Dole Food Company, Inc.), an international food and real estate concern. Prior to Castle & Cooke, Inc., Mr. Wilson spent 25 years with The Coca-Cola Company in a series of management positions, most recently as Vice Chairman of The Coca-Cola Company and President of the Pacific Group. Mr. Wilson's past and present service as a director includes membership on the boards of Novell, Inc., Revlon, Inc., Crown Zellerbach Corporation, Castle & Cooke, Inc., Wilson Bottling Corporation, Golden State Foods and New Age Beverages, Ltd.

    THOMAS J. FERRARO (48), President and Director of the Company. Prior to joining the Company, Mr. Ferraro served as President of Campfire, Inc., which recently merged into International Home Foods, Inc. Prior to joining Campfire, Inc. he was Vice President of Sales for the Niche Grocery division of Borden, Inc. Mr. Ferraro's experience with niche grocery products extends back to his early career with RJR Nabisco Inc. and Drackett Products, a division of Bristol-Meyers Squibb Company, where he held a variety of marketing and sales positions.

    JAMES B. ARDREY (38), Executive Vice President and Director of the Company. Mr. Ardrey is a Partner in Dartford. From January 1993 to February 1995, Mr. Ardrey was a consultant to Windmill, conducting its divestiture program. From 1984 to 1992, Mr. Ardrey was an investment banker with Paine Webber Incorporated, serving as Managing Director from 1990 to 1992. Prior to joining Paine Webber Incorporated, Mr. Ardrey was a consultant with Booz, Allen & Hamilton. Mr. Ardrey currently serves as a Director of Van de Kamp's.

    RAY CHUNG (48), Executive Vice President and Director of the Company. Mr. Chung is a Partner in Dartford. Mr. Chung has previously served as a Director, Executive Vice President and Chief Financial Officer of Windmill from 1989 to 1995 and as a Director, Executive Vice President and Chief Financial Officer of Wyndham Foods, Inc. from 1985 to 1990. From May 1984 to September 1985, Mr. Chung served as Vice President--Finance for the Kendall Company, a subsidiary of the Colgate-Palmolive Company. Between 1981 and 1984, Mr. Chung served as Vice President--Finance for Riviana Foods, Inc. Mr. Chung currently serves as a Director of Windy Hill Pet Food Company and VDK Holdings, Inc.

    C. GARY WILLETT (42), Executive Vice President of the Company. Prior to joining the Company, Mr. Willett served as Executive Vice President/General Manager of Campfire, Inc., which recently merged into International Home Foods, Inc. Prior to Campfire, Inc., Mr. Willett spent 12 years with Borden, Inc. in a series of marketing and general management positions, most recently as a Vice President/G.M. of Elmer's. Before joining Borden, Inc., Mr. Willett spent six years with The Kellogg Company in various marketing and sales positions.

    M. LAURIE CUMMINGS (33), Vice President and Secretary of the Company. Ms. Cummings is a partner in Dartford. Ms. Cummings was Vice President, Controller and Treasurer of Windmill from 1989 to 1995. Between 1987 and 1990, Ms. Cummings was the Controller and Assistant Treasurer of Wyndham. Ms. Cummings currently serves as Vice President of Windy Hill Pet Food Company and Van de Kamp's.

    DAVID E. DE LEEUW (52), Director of the Company. Mr. De Leeuw is a managing general partner of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P. and McCown De Leeuw & Co. III (Europe), L.P., a managing general partner of MDC Management Company IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III (Asia), L.P. and a member of Gamma Fund, LLC. Prior to founding McCown De Leeuw & Co. with George
E. McCown in 1984, Mr. De Leeuw was Manager of the Leveraged Acquisition Unit and Vice President in the Capital Markets Group at Citibank, N.A. Mr. De Leeuw also worked with W.R. Grace & Co. where he was Assistant Treasurer and Manager of Corporate Finance. Mr. De Leeuw began his career as an investment banker with Paine Webber Incorporated. He currently serves as a director of Vans, Inc., DEC International Inc., Nimbus CD International, Inc., Pelican Companies, Inc., Tiara Motorcoach Corporation, Papa Gino's Inc. and Outsourcing Solutions Inc.

    CHARLES AYRES (37), Director of the Company. Mr. Ayres is a general partner of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P. and McCown De Leeuw & Co. III (Europe), L.P., a general partner of MDC Management Company IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III (Asia), L.P. and a member of Gamma Fund, LLC. Mr. Ayres has been associated with McCown De Leeuw & Co. since 1991. Prior to joining McCown De Leeuw & Co., Mr. Ayres was a founding partner of HMA Investments, Inc., a private investment firm focused on middle market management buyouts. Mr. Ayres began his career as an investment banker with Lazard Freres & Co. He currently serves as a director of Nimbus CD International, Inc., ASC Network Corp., Tiara Motorcoach Corporation and Papa Gino's, Inc.

    TYLER T. ZACHEM (31), Director of the Company. Mr. Zachem is a principal of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P., and McCown De Leeuw & Co. III (Europe), L.P., and a principal of MDC Management Company IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III (Asia), L.P. Mr. Zachem has been associated with McCown De Leeuw & Co. since July 1993. Mr. Zachem previously worked as a consultant with McKinsey & Co. and as an investment banker with McDonald & Company. He currently serves as a director of Outsourcing Solutions Inc.

    PETER LAMM (45), Director of the Company. Mr. Lamm is President of Fenway Partners, Inc., the management company for Fenway, a New York based direct investment firm for institutional investors with a primary objective of acquiring controlling positions in leading middle-market companies. From February 1982 to April 1994, Mr. Lamm was employed by Butler Capital Corporation, most recently as Senior Direct Investment Officer and a Managing Director. Until April 1994, Mr. Lamm was also a general partner of the five limited partnerships managed by Butler Capital Corporation. Mr. Lamm currently serves as a director of Van de Kamp's, MW Manufacturers Inc., National School Supply Company, Inc., Brown Moulding Company, Inc., Valley Recreation Products Inc., Teters Floral Products, Inc. and Bear Archery, Inc.

    RICHARD C. DRESDALE (40), Director of the Company. Mr. Dresdale is a Managing Director of Fenway Partners, Inc. Prior to founding Fenway with Mr. Lamm and Andrea Geisser, Mr. Dresdale was a principal at Clayton, Dubilier and Rice, Inc. ("CD&R"). Mr. Dresdale also served as a limited partner of the general partner of three of the investment partnerships managed by CD&R. Mr. Dresdale previously worked as an Investment Officer with Manufacturers Hanover Venture Capital Corporation. Mr. Dresdale currently serves as a director of MW Manufacturers Inc., Brown Moulding Company, Inc., Teters Floral Products, Inc., Bear Archery, Inc., Nu-kote Holdings, Inc. and Remington Arms Company.

EXECUTIVE COMPENSATION

    On December 31, 1996, the Company entered into employment agreements with Thomas J. Ferraro and C. Gary Willett. The Company employed no other executive officers on December 31, 1996.

    Pursuant to the Employment Agreement between the Company and Thomas J. Ferraro dated as of December 31, 1996 (the "Ferraro Employment Agreement"), Mr. Ferraro shall serve as President of the Company and a director of the Company. Mr. Ferraro shall receive a base salary of $175,000 per year and will be eligible to receive a bonus of up to 70% of his base salary based upon certain earnings criteria. The Ferraro Employment Agreement provides for a two-year term, commencing on the Acquisition Closing Date; however, on each anniversary of the Acquisition Closing Date the term will automatically be extended for one additional year so that the term ends two years after the latest anniversary of the Acquisition Closing Date. If the Company terminates Mr. Ferraro's employment without cause, the Company is required to pay him an amount equal to the base salary he would have been entitled to receive through the end of the current term of the Ferraro Employment Agreement. The Ferraro Employment Agreement also provides that until the later of the first anniversary of his termination and the end of the current term of the employment agreement, Mr. Ferraro may not compete with or solicit employees from the Company.

    Pursuant to the Employment Agreement between the Company and C. Gary Willett dated as of December 31, 1996 (the "Willett Employment Agreement"), Mr. Willett shall serve as Executive Vice President of the Company. Mr. Willett shall receive a base salary of $140,000 per year and will be eligible to receive a bonus of up to 60% of his base salary based upon certain earnings criteria. The Willett Employment Agreement provides for a two-year term, commencing on the Acquisition Closing Date; however, on each anniversary of the Acquisition Closing Date the term will be automatically extended for one additional year so that the term ends two years after the latest anniversary of the Acquisition Closing Date. If the Company terminates Mr. Willett's employment without cause, the Company is required to pay him an amount equal to the base salary he would have been entitled to receive through the end of the current term of the Willett Employment Agreement. The Willett Employment Agreement also provides that until the later of the first anniversary of his termination and the end of the current term of the employment agreement, Mr. Willett will not compete with or solicit employees from the Company.

DIRECTOR COMPENSATION

    Directors who are officers, employees or otherwise affiliates of the Company do not receive compensation for their services as directors. Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof. No determination has yet been made with respect to annual fees or board attendance fees, if any, to be paid to directors of the Company who are not also officers, employees or otherwise affiliates of the Company.

                               SECURITY OWNERSHIP

    All of the outstanding capital stock of the Company is held by Holdings and all of the outstanding capital stock of Holdings is held by MBW LLC. The Class A and Class B common limited liability company interests ("MBW Common LLC Securities") are the only classes of MBW LLC's limited liability company interests that currently possess voting rights. As of December 31, 1996 there were 34,800 membership units of MBW Common LLC Securities. The following table sets forth certain information regarding the beneficial ownership of MBW Common LLC Securities by each person who beneficially owns more than 5% of such securities, by directors and certain executive officers of the Company, individually, and by the directors and executive officers of the Company as a group.

                                                                                     NUMBER OF      PERCENTAGE OF
                                                                                  MBW COMMON LLC   MBW COMMON LLC
NAME AND ADDRESS OF BENEFICIAL OWNER                                               SECURITIES(1)    SECURITIES(1)
--------------------------------------------------------------------------------  ---------------  ---------------
5% STOCKHOLDERS:
McCown De Leeuw & Co. III, L.P.(2)..............................................        23,250             66.8%
  c/o McCown De Leeuw & Co.
  3000 Sand Hill Road, Building 3, Suite 290
  Menlo Park, California 94025

McCown De Leeuw & Co. III (Europe), L.P.(2).....................................        23,250             66.8%
  c/o McCown De Leeuw & Co.
  3000 Sand Hill Road, Building 3, Suite 290
  Menlo Park, California 94025

McCown De Leeuw & Co. III (Asia), L.P.(2).......................................        23,250             66.8%
  c/o McCown De Leeuw & Co.
  3000 Sand Hill Road, Building 3, Suite 290
  Menlo Park, California 94025

Gamma Fund, LLC(2)..............................................................        23,250             66.8%
  c/o McCown De Leeuw & Co.
  3000 Sand Hill Road, Building 3, Suite 290
  Menlo Park, California 94025

Fenway Partners Capital Fund, L.P.(3)...........................................         8,750             25.1%
  152 West 57th Street
  New York, New York 10019

Dartford Partnership L.L.C.(4)..................................................         2,000              5.7%
  801 Montgomery Street, Suite 400
  San Francisco, California 94133

OFFICERS AND DIRECTORS:
Ian R. Wilson(4)................................................................         2,000              5.7%
James B. Ardrey(4)..............................................................         2,000              5.7%
Ray Chung(4)....................................................................         2,000              5.7%
M. Laurie Cummings(4)...........................................................         2,000              5.7%
David E. De Leeuw(2)............................................................        23,250             66.8%
Charles Ayres(2)................................................................        23,250             66.8%
Tyler T. Zachem(2)..............................................................        23,250             66.8%
Peter Lamm(3)...................................................................         8,750             25.1%
Richard C. Dresdale(3)..........................................................         8,750             25.1%
Thomas J. Ferraro...............................................................           200              0.6%
C. Gary Willett.................................................................           100              0.3%
All directors and executive officers of the Company as a group..................        34,300             98.6%

------------------------

(1) As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared power to dispose, or direct the disposition, of a security.

(2) Includes 20,959.9 membership units owned by McCown De Leeuw & Co. III, L.P., an investment partnership whose general partner is MDC Management Company III, L.P. ("MDC III"), 1,488.0 membership units held by McCown De Leeuw & Co. III (Europe), L.P., an investment partnership whose general partner is MDC Management Company IIIA, L.P. ("MDC IIIA"), 348.7 membership units held by McCown De Leeuw & Co. III (Asia), L.P., an investment partnership whose general partner is MDC IIIA, and 453.4 membership units owned by Gamma Fund, LLC, a California limited liability company. The voting members of Gamma Fund, LLC are George E. McCown, David E. De Leeuw, David E. King, Robert B. Hellman, Jr., Charles Ayres and Steven A. Zuckerman, who are also the only general partners of MDC III and MDC IIIA. Voting and dispositive decisions regarding the MBW Common LLC Securities are made by Mr. McCown and Mr. De Leeuw, as Managing General partners of each of MDC III and MDC IIIA, who together have more than the required two-thirds-in-interest vote of the Managing General Partners necessary to effect such decision on behalf of any such entity. Voting and dispositive decisions regarding the MBW Common LLC Securities owned by Gamma Fund, LLC are made by a vote or consent of a majority in number of the voting members of Gamma Fund, LLC. Messrs. McCown, De Leeuw, King, Hellman, Ayres and Zuckerman have no direct ownership of any shares of MBW Common LLC Securities and disclaim beneficial ownership of any shares of MBW Common LLC Securities except to the extent of their proportionate partnership interests or membership interests (in the case of Gamma Fund, LLC).

(3) The general partner of Fenway is Fenway Partners, L.P., a Delaware limited partnership, whose general partner is Fenway Partners Management Inc., a Delaware corporation. Peter Lamm and Richard Dresdale are directors and officers of Fenway Partners Management Inc., and as such may be deemed to have the power to vote or dispose of MBW Common LLC Securities held by Fenway. Each of Messrs. Lamm and Dresdale have no direct ownership of any shares of MBW Common LLC Securities and disclaim beneficial ownership of any shares of MBW Common LLC Securities except to the extent of their indirect partnership intererests in Fenway.

(4) Mr. Ian Wilson is the managing partner and Ms. M. Laurie Cummings and Messrs. James B. Ardrey and Ray Chung are partners of Dartford, and as such they may be deemed to have the power to vote or dispose of MBW Common LLC Securities held by Dartford. Each of Ms. Cummings, Messrs. Wilson, Ardrey and Chung disclaims the existence of a group and disclaims beneficial ownership of MBW Common LLC Securities not respectively owned by him or her.

                          CERTAIN RELATED TRANSACTIONS

DARTFORD MANAGEMENT SERVICES AGREEMENT

    Concurrently with the consummation of the Acquisition, the Company entered into a Management Services Agreement (the "Dartford Management Services Agreement") with Dartford pursuant to which Dartford will provide management oversight to the Company. Management services provided by Dartford include, but are not limited to, corporate and financial planning, oversight of operations, production of business plans, identification of possible acquisitions and advice with the financing thereof and definition and development of business opportunities. The annual management fee for these services will be an amount based upon a percentage of consolidated annual net sales of MBW LLC and its subsidiaries, provided that the fee shall be not less than $600,000 per year. The annual management fee will be equal to 0.5% of net sales up to $250 million, an additional amount equal to 0.375% of net sales above $250 million but less than $500 million and an additional 0.25% of net sales above $500 million. The annual management fee is subject to reduction under certain circumstances, including the Company, Holdings or MBW LLC hiring or appointing a Chief Executive Officer or other senior executive with responsibility and authority for providing to the Company the management services provided by Dartford under the Dartford Management Services Agreement. Dartford will also receive a transaction fee for subsequent Acquisitions (as defined therein) by the Company equal to 1.25% of the Acquisition Price (as defined therein). The Dartford Management Services Agreement expires on the earlier of the date six months following a sale of substantially all of the equity securities or assets of the Company, Holdings or MBW LLC and the fifth anniversary of the Acquisition Closing Date and is renewable annually thereafter unless terminated by either party. The Dartford Management Services Agreement can also be terminated by either party prior to the expiration of the term upon the occurrence of certain events. The Company believes that the terms of and fees paid for the management services rendered are at least as favorable to the Company as those which could be negotiated with a third party. In addition, Dartford received a fee of $250,000 upon the closing of the Transactions, was reimbursed for out-of-pocket expenses incurred in connection with the Acquisition and was issued 1,000 membership units of MBW Common LLC Securities.

MDC ADVISORY SERVICES AGREEMENT

    Concurrently with the consummation of the Acquisition, the Company entered into an Advisory Services Agreement (the "MDC Advisory Services Agreement") with MDC Management Company III, L.P. ("MDC Management"), an affiliate. Under the MDC Advisory Services Agreement, MDC Management will provide certain advisory functions. MDC Management will receive an annual monitoring fee for providing these services based upon a percentage of consolidated annual net sales of MBW LLC and its subsidiaries, provided that the fee shall be not less than $250,000 per year. The annual monitoring fee will be equal to $250,000 for net sales up to $120 million, an additional amount equal to 0.12821% of net sales above $120 million but less than $250 million, an additional amount equal to 0.125% of net sales above $250 million but less than $500 million and an additional 0.083% of net sales above $500 million. MDC Management will also receive a transaction fee for subsequent Acquisitions (as defined therein) by the Company equal to 0.65625% of the Acquisition Price (as defined therein). The MDC Advisory Services Agreement expires on the earlier of the date six months following a sale of substantially all of the equity securities or assets of the Company, Holdings or MBW LLC and the fifth anniversary of the Acquisition Closing Date and is renewable annually thereafter unless terminated by the Company. The Company believes that the terms of and fees paid for the professional services rendered are at least as favorable to the Company as those which could be negotiated with a third party. In addition, upon the closing of the Transactions, MDC Management received a one-time fee of $1,250,000 for financial advisory services provided to the Company in connection therewith.

FENWAY AGREEMENT

    Concurrently with the consummation of the Acquisition, the Company entered into an agreement (the "Fenway Agreement") with Fenway Partners, Inc., an affiliate. Under the Fenway Agreement, Fenway will receive a transaction fee for subsequent Acquisitions (as defined therein) by the Company equal to 0.21875% of the Acquisition Price (as defined therein).

                    DESCRIPTION OF SENIOR CREDIT FACILITIES

    The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the Company's Senior Credit Facilities, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

    In connection with the Acquisition, the Company entered into a Credit Agreement with Chase Manhattan and various lenders providing for senior secured credit facilities. In connection with such financing, Chase Manhattan acts as Administrative Agent and CSI acted as Arranging Agent.

    The Senior Credit Facilities consist of a senior secured Revolving Facility providing for revolving loans to the Company and the issuance of letters of credit for the account of the Company, in an aggregate principal and stated amount at any time not to exceed $60.0 million (of which not more than $5.0 million may be represented by letters of credit).

    The Revolving Facility will have scheduled quarterly reductions of $3.75 million beginning on March 15, 1999 and continuing until September 15, 2001 with a final reduction of $18.75 million on December 15, 2001. Loans and letters of credit under the Revolving Facility will be available at any time through the final maturity date on December 15, 2001.

    The Company is required to make mandatory prepayments on the Senior Credit Facilities under certain circumstances, including upon certain asset sales, issuance of debt securities or issuance of equity securities to persons other than the Equity Investors. The Company will also be required to make prepayments on the Senior Credit Facilities and permanently reduce commitments under the Revolving Facility in an amount equal to 50% of the Company's annual trailing Consolidated Excess Cash Flow (as defined therein) in 2000 and thereafter and upon receipt of cash proceeds from property and casualty insurance or condemnation awards. At the Company's option, loans may be prepaid, and revolving credit commitments or letters of credit may be permanently reduced, in whole or in part at any time without premium or penalty.

    The obligations of the Company under the Senior Credit Facilities are unconditionally and irrevocably guaranteed by Holdings and any future domestic subsidiaries of the Company (collectively, the "Guarantors"). In addition, the Senior Credit Facilities are secured by first priority or equivalent security interests in all capital stock of the Company (including all the capital stock of, or other equity interest in, future domestic subsidiaries of the Company) and the tangible and intangible assets of the Company and the Guarantors.

    At the Company's option the interest rate per annum applicable to the Revolving Facility will be either the rate (grossed-up for maximum statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Company) are offered to Chase Manhattan in the interbank eurodollar market in the approximate amount of Chase Manhattan's share of the relevant Loan (the "Adjusted Eurodollar Rate") plus a margin of 2.50% (the "Applicable Eurodollar Rate Margin") or the Base Rate plus a margin of 1.25%. The Base Rate is the higher of (i) the rate of interest publicly announced by Chase Manhattan as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate plus 0.5%.

    The Company pays a per annum fee equal to 0.50% on the undrawn portion of the commitments in respect of the Revolving Facility and a per annum fee on the face amount of all outstanding letters of credit equal to the Applicable Eurodollar Rate Margin then in effect with respect to loans under the Revolving Facility bearing interest based upon the Eurodollar Rate.

    The Senior Credit Facilities contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into leases, guarantees, investments or acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the Senior Credit Facilities, the Company is required to comply with specified ratios and tests, including minimum interest coverage, minimum fixed charge coverage and maximum leverage ratios and a limitation on capital expenditures.

    The Senior Credit Facilities also contain provisions that prohibit any modification of the Indenture in any manner adverse to the banks, financial institutions and other entities under the Senior Credit Facilities (the "Lenders") and that limit the Company's ability to refinance the Notes without the consent of such Lenders.

                              DESCRIPTION OF NOTES

GENERAL

    The New Notes will be issued, and the Old Notes were issued, under an Indenture dated as of February 10, 1997 (the "Indenture") among the Company and Wilmington Trust Company, as trustee (the "Trustee"). For purposes of the following summary, the Old Notes and the New Notes shall be collectively referred to as the "Notes." The terms and conditions of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture. The following statements are summaries of the provisions of the Notes and the Indenture and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York, except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register. Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. See "The Exchange Offer" and "Old Notes Exchange and Registration Rights Agreement."

    The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF NOTES

    The Notes are unsecured senior subordinated obligations of the Company, limited to $100.0 million aggregate principal amount, and will mature on February 15, 2007. Each Note will bear interest at the rate per annum shown on the front cover of this Prospectus from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year commencing August 15, 1997 to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date.

OPTIONAL REDEMPTION

    Except as set forth below, the Notes are not redeemable at the option of the Company prior to February 15, 2002. On and after such date, the Notes will be redeemable, at the Company's option, in whole or in part, at any time upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to the registered address of each holder of Notes to be redeemed, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

    If redeemed during the 12 month period commencing on February 15 of the years set forth below:

PERIOD                               REDEMPTION PRICE
----------------------------------  ------------------
2002..............................         104.9375%
2003..............................         103.2917%
2004..............................         101.6458%
2005 and thereafter...............         100.0000%

    In addition, at any time and from time to time prior to February 15, 2000, the Company may redeem up to $35.0 million of the aggregate principal amount of Notes with the cash proceeds of one or more Equity Offerings received by, or invested in, the Company at a redemption price (expressed as a percentage of principal amount) of 109.875%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $65.0 million of the aggregate principal amount of the Notes remain outstanding after each such redemption.

    At any time on or prior to February 15, 2002, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at February 15, 2002 (such redemption price being described under "--Optional Redemption") plus (2) all required interest payments due on such Note through February 15, 2002, computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such Note.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to February 15, 2002; provided, however, that if the period from the Redemption Date to February 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

RANKING

    The payment of Indebtedness evidenced by, and all other obligations in respect of, the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. At March 31, 1997, the Company had no Senior Indebtedness outstanding (excluding unused revolving credit commitments of $60.0 million). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness."

    "Senior Indebtedness" means the principal of, premium (if any), and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company regardless of whether post-filing interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, the Bank Indebtedness and all other Indebtedness of the Company, whether outstanding on the Issue Date or thereafter issued, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness will not include (i) any obligation of the Company to any Subsidiary, (ii) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations or (v) any Capital Stock.

    Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

    The Company may not pay principal of, premium (if any), or interest on, or liquidated damages with respect to, or make any payment on account of any other obligations with respect to, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase or retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due in cash or Cash Equivalents or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay any such amounts without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay any amounts in respect of the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360 day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

    Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

    By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Indebtedness.

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

         (i) prior to the first public offering of Voting Stock of the Company, Holdings or MBW LLC, as the case may be, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of majority voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, Holdings or MBW LLC, as the case may be, any merger, consolidation, liquidation or dissolution of the Company, Holdings or MBW LLC, as the case may be, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders will be deemed to beneficially own any Voting Stock of a Person (the "specified corporation") held by any other Person (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, a majority of the voting power of the Voting Stock of the parent corporation);

        (ii) following the first public offering of Voting Stock of the Company, Holdings or MBW LLC, as the case may be, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause
    (i) above, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company, Holdings or MBW LLC, as the case may be; provided that the Permitted Holders beneficially own (as defined in clause
    (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company, Holdings or MBW LLC, as the case may be, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company, Holdings or MBW LLC, as the case may be, (for purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as defined in this clause (ii)), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or

        (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

    Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control, the Company shall mail a notice to each holder of record of the Notes with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date); (ii) the circumstances and relevant facts and financial information concerning such Change of Control; (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes purchased.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement generally prohibit the Company's prepayment of the Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any other Senior Indebtedness containing similar restrictions or obtain requisite consents or waivers, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

CERTAIN COVENANTS

    The Indenture contains certain covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS. (a) The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and any of its Subsidiaries may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 2.00:1.00.

    (b) Notwithstanding the foregoing paragraph (a), the Company and its Subsidiaries may Incur the following Indebtedness: (i) Bank Indebtedness provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (i) does not exceed an amount outstanding at any time equal to $60.0 million less the aggregate amount of permanent reductions of commitments to extend credit thereunder and repayments of principal thereof (without duplication of repayments required as a result of such reductions of commitments); (ii) Indebtedness (A) of the Company to any Wholly-Owned Subsidiary and (B) of any Subsidiary to the Company or any Wholly-Owned Subsidiary; (iii) Indebtedness represented by the Notes, any Indebtedness (other than the Indebtedness described in clauses (i)-(ii) above) outstanding on the date of the Indenture and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or this paragraph (b); (iv) Indebtedness represented by the Note Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (i) above; (v) Indebtedness under Currency Agreements and Interest Rate Agreements which are entered into for bona fide hedging purposes of the Company or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Subsidiaries on customary terms entered into in the ordinary course of business;
(vi) Indebtedness of the Company attributable to Capitalized Lease Obligations, or Incurred to finance the acquisition, construction or improvement of fixed or capital assets, or constituting Attributable Indebtedness in respect of Sale/Leaseback Transactions, in an aggregate principal amount at any one time outstanding not in excess of $5.0 million; and (vii) Indebtedness of the Company or any of its Subsidiaries (which may comprise Bank Indebtedness) in an aggregate principal amount at any time outstanding not in excess of $10.0 million.

    (c) Notwithstanding any other provision of this covenant, the Company shall not Incur any Indebtedness (i) pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations or (ii) pursuant to paragraph (a) or (b) if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness.

    (d) The Company shall not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) and (B) dividends or distributions payable to the Company or another Subsidiary (and, if such Subsidiary is not a Wholly-Owned Subsidiary, to its other stockholders on a PRO RATA basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Subsidiary held by Persons other than the Company or another Subsidiary,
(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) under "Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) or made subsequent to the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other cash contributions to its capital subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); (C) aggregate Net Cash Proceeds from the issue or sale of its Capital Stock to an employee stock ownership plan or similar trust, provided, however, that if such plan or trust Incurs any Indebtedness to or Guaranteed by the Company to finance the acquisition of such Capital Stock, such aggregate amount shall be limited to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such plan or trust with respect to Indebtedness Incurred by it to finance the purchase of such Capital Stock; and (D) the amount by which Indebtedness of the Company or its Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company or its Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property, distributed by the Company or any Subsidiary upon such conversion or exchange).

    (b) The provisions of paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (3)(B) of paragraph (a); (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) payment of dividends or other distributions by the Company for the purposes set forth in clauses (A) through (C) below; provided, however, that any such dividend or distribution described in clauses (A) and (B) will be excluded in the calculation of the amount of Restricted Payments and any such dividend or distribution described in clause (C) will be included in the calculation of the amount of Restricted Payments: (A) in amounts equal to the amounts required for Holdings and MBW LLC to pay franchise taxes and other fees required to maintain its legal existence and provide for audit, accounting, legal and other operating costs of up to

$500,000 per fiscal year; (B) in amounts equal to amounts required for Holdings and MBW LLC to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; and (C) in amounts equal to amounts expended by the Company, Holdings or MBW LLC to repurchase Capital Stock of the Company, Holdings or MBW LLC owned by employees (including former employees) of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount paid, loaned or advanced pursuant to this clause (C) shall not, in the aggregate, exceed the sum of $3.0 million plus any amounts contributed by MBW LLC or Holdings to the Company as a result of resales of such repurchased shares of Capital Stock; or (vi) any repurchase of equity interest deemed to occur upon exercise of stock options if such equity interests represent a portion of the exercise price of such options.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES. The Company shall not, and shall not permit any of its Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company; except: (A) any encumbrance or restriction pursuant to an agreement in effect on the Issue Date, including those arising under the Senior Credit Documents; (B) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Subsidiary prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary was acquired by the Company); (C) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (A) or (B) or this clause (C) or contained in any amendment, supplement or modification (including an amendment and restatement) to an agreement referred to in clauses (A) or (B) or this clause
(C); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment taken as a whole are no less favorable to the holders of the Notes in any material respect than encumbrances and restrictions contained in such agreements; (D) in the case of clause (iii), any encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract, (2) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Subsidiary not otherwise prohibited by the Indenture, or
(3) contained in security agreements securing Indebtedness of a Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements; (E) any such restriction imposed by applicable law; (F) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition; and (G) purchase obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired.

    LIMITATION ON SALES OF ASSETS. (a) The Company shall not, and shall not permit any Subsidiary to, make any Asset Disposition unless (i) the Company or such Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, (ii) at least 85% of the consideration thereof received by the Company or such Subsidiary is in the form of cash and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the

Company) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Subsidiary with Net Available Cash received by the Company or another Subsidiary) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Notes pursuant and subject to the conditions of the Indenture to the Noteholders at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) acquire Additional Assets (other than Indebtedness and Capital Stock) or (y) prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Stock of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case described in this clause (D) within one year from the receipt of such Net Available Cash or, if the Company has made an Offer pursuant to clause (C), six months from the date such Offer is consummated; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Company and its Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceed $1.0 million. The Company shall not be required to make an offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B)) is less than $10.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption of Indebtedness (other than Disqualified Stock) of the Company or any Subsidiary and the release of the Company or such Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and
(y) securities received by the Company or any Subsidiary of the Company from the transferee that are promptly converted by the Company or such Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C), the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount plus accrued interest to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company will apply the remaining Net Available Cash in accordance with clause (a)(iii)(D) above.

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

    LIMITATION ON AFFILIATE TRANSACTIONS. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate

Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

    (b) The provisions of the foregoing paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments" (and in the case of Permitted Investments, only those described in clauses (v), (vi) and (ix) of the definition of Permitted Investments), (ii) the performance of the Company's or Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of compensation to, and indemnity provided on behalf of, employees, officers, directors or consultants (excluding the Management Services Agreement) in the ordinary course of business, (iv) maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, (v) any transaction between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries or (vi) the payment of certain fees under the Management Services Agreement as in effect on the Issue Date.

    LIMITATION ON SALE OF SUBSIDIARY CAPITAL STOCK. The Company (i) will not, and will not permit any Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Subsidiary to any Person (other than to the Company or a Wholly-Owned Subsidiary) and (ii) will not permit any Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly-Owned Subsidiary; provided, however, that the foregoing shall not prohibit such conveyance, sale, lease or other disposition of all the Capital Stock of a Subsidiary if the net cash proceeds from such transfer, conveyance, sale, lease, other disposition or issuance are applied in accordance with the covenant described above under "--Limitation on Sales of Assets."

    SEC REPORTS. Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission, and within 15 days after such reports are filed, provide the Trustee and the holders (at their addresses as set forth in the register of Notes) with the annual reports and the information, documents and other reports which are otherwise required pursuant to Section 13 and 15(d) of the Exchange Act. Such requirements may also be satisfied, prior to April 11, 1997, with the filing with the Commission of a registration statement under the Securities Act that contains the foregoing information (including financial statements) and by providing copies thereof to the Trustee and the holders. In addition, following the registration of the common stock of the Company pursuant to Section 12(b) or 12(g) of the Exchange Act, the Company shall furnish to the Trustee and the holders, promptly upon their becoming available, copies of the Company's annual report to stockholders and any other information provided by the Company to its public stockholders generally.

    FUTURE NOTE GUARANTORS. The Company will cause each Subsidiary which Incurs Indebtedness or which is a guarantor of Indebtedness Incurred pursuant to clause
(b)(i) of the covenant described under "--Limitation on Indebtedness" to execute and deliver to the Trustee a Note Guarantee pursuant to which such Subsidiary will Guarantee, jointly and severally, to the holders and the Trustee, subject to subordination provisions substantially the same as those described above, the full and prompt payment of the Notes in the Indenture. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

    LIMITATION ON LINES OF BUSINESS. The Company will not, and will not permit any Subsidiary to, engage in any business, other than the food business and such other business activities which are incidental or related thereto.

    MERGER AND CONSOLIDATION. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;
(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "--Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor, the Company, in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

    Notwithstanding the foregoing clauses (ii), (iii) and (iv), (1) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Wholly-Owned Subsidiary of the Company and (2) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

EVENTS OF DEFAULT

    An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under "--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Notes which shall constitute an Event of Default under clause (ii) above), other than "--Merger and Consolidation", (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million and such default shall not have been cured or such acceleration rescinded within a 10-day period (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $5.0 million (to the extent not covered by insurance) is rendered against the Company or a Significant Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non- appealable (the "judgment default provision") or (ix) the failure of any Note Guarantee to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any Note Guarantor of its obligations under the Indenture or any Note Guarantee if such default continues for 10 days. However, a default under clauses (iv) and (v) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

    If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60 day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder of the Notes, (vii) impair the right of any holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or (viii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

    The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "Events of Default" above and the limitations contained in clauses (iii) and
(iv) under "Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an

Event of Default specified in clause (iv), (vi), (vii) (with respect only to Subsidiaries), or (viii) or (ix) under "Events of Default" above or because of the failure of the Company to comply with clause (iii) or (iv) under "Certain Covenants--Merger and Consolidation" above.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

    Wilmington Trust Company is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Acquisition Closing Date" means December 31, 1996.

    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Subsidiary is primarily engaged in a Related Business.

    "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock", "-- Limitation on Restricted Payments" and "--Limitation on Affiliate Transactions" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or a Wholly-Owned Subsidiary or by the Company or a Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory or Temporary Cash Investments in the ordinary course of business, (iii) a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause (iv) does not exceed $1.0 million in the aggregate in any fiscal year and $5.0 million in the aggregate prior to February 15, 2007, (v) for the purposes of the covenant described under "Certain Covenants--Limitation on Sales of Assets" only, a disposition subject to the covenant described under "--Limitation on Restricted Payments" and (vi) the disposition of all or substantially all of the assets of the Company in the manner permitted pursuant to the provisions described under the caption "--Merger and Consolidation" or any disposition that constitutes a Change of Control pursuant to the Indenture.

    "Attributable Indebtedness" in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Bank Indebtedness" means any and all amounts payable under or in respect of the Senior Credit Documents and any Indebtedness that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) Indebtedness under such Senior Credit Documents including Indebtedness that refinances such Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for postfiling interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof (including, without limitation, cash collateralization of letters of credit).

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

    "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States Government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition; (ii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Group, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of $500.0 million; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and
(iii) entered into with any bank meeting the qualifications specified in clause
(iii) above; (v) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Group or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; and (vi) interests in any investment company which invests solely in instruments of the type specified in clauses (i) through (v) above.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus, to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, in each case for such period,
(v) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period), and (vi) for the period ending on the first anniversary of the Issue Date only, non-recurring relocation and start-up expenses not in excess of $3 million, in each case for such period, and minus, to the extent not already deducted in calculating Consolidated Net Income, (i) the aggregate amount of "earnout" payments paid in cash during such period in connection with acquisitions previously made by the Company and (ii) non-cash items increasing Consolidated Net Income for such period.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any of its Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any of its Subsidiaries shall have made any Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Subsidiary of the

Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any of its Subsidiaries (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any Investment in a Subsidiary of the Company or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Subsidiary of the Company or was merged with or into the Company or any Subsidiary of the Company since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness, (ii) amortization of debt discount and debt issuance cost (other than those debt discounts and debt issuance costs incurred on the Acquisition Closing Date and the Issue Date), (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Currency Agreements and Interest Rate Agreements (including amortization of fees), (viii) the product of (A) all Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of the Company and Disqualified Stock of the Company held by Persons other than the Company or a Wholly-Owned Subsidiary multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

    "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not a Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;(ii) any net income (loss) of any person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (v) any extraordinary gain or loss; and (vi) the cumulative effect of a change in accounting principles.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $5.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 123 days after the Stated Maturity of the Notes.

    "Equity Investors" means the equity owners of MBW LLC on the Issue Date.

    "Equity Offering" means any public or private sales of equity securities (excluding Disqualified Stock) of the Company, Holdings or MBW LLC.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect on the Issue Date.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Holdings" means MBW Holdings Inc., a Delaware corporation.

    "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (other than contingent or "earn-out" payment obligations and Trade Payables and accrued expenses incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Company, any Preferred Stock (but excluding, in each case, any accrued dividends) and (ix) to the extent not otherwise included in this definition, obligations of such Person under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above as such amount would be reflected on a balance sheet in accordance with GAAP and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

    "Issue Date" means the date on which the Old Notes were originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Management Services Agreement" means (i) the Management Services Agreement dated as of December 31, 1996 between the Company and Dartford Partnership L.L.C. (and its permitted successors and assigns thereunder), (ii) the Advisory Services Agreement dated as of December 31, 1996 between the Company and MDC Management Company III, L.P. (and its permitted successors and assigns thereunder) and (iii) the Agreement dated as of December 31, 1996 between the Company and Fenway Partners Inc. (and its permitted successors and assigns thereunder), in each case without giving effect to any amendment or other modification thereto.

    "MBW LLC" means MBW Investors LLC, a Delaware limited liability company.

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,
(ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Subsidiary of the Company after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition) provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Subsidiary.

    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

    "Note Guarantee" means any guarantee which may from time to time be executed and delivered by a Subsidiary of the Company pursuant to the provisions of the covenant described under "Certain Covenants --Future Note Guarantors." Each such Note Guarantee will have subordination provisions equivalent to those contained in the Indenture.

    "Note Guarantor" means any Subsidiary that has issued a Note Guarantee.

    "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

    "Officers' Certificate" means a certificate signed by two Officers.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "Permitted Holders" means the Equity Investors and their respective Affiliates.

    "Permitted Investment" means (i) any Investment in a Subsidiary of the Company or a Person which will, upon making such Investment, become a Subsidiary; provided, however, that the primary business of such Subsidiary is a Related Business; (ii) any Investment in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Subsidiary of the Company; provided, however, that such Person's primary business is a Related Business; (iii) any Investment in Temporary Cash Investments; (iv) receivables owing to the Company or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business of the Company or such Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Subsidiaries or in satisfaction of judgments or claims; (viii) Investments the payment for which consists exclusively of equity securities (exclusive of Disqualified Stock) of the Company; (ix) loans or advances to employees and directors to purchase equity securities of the Company, Holdings or MBW LLC; provided that the aggregate amount of such loans and advances shall not exceed $2.0 million at any time outstanding; (x) any Investment in another Person to the extent such Investment is received by the Company or any Subsidiary as consideration for Asset Disposition effected in compliance with the covenant under "Limitations on Sales of Assets"; (xi) prepayment and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries; (xii) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations; and
(xiii) any Investment in another Person not to exceed in the aggregate $2.0 million at any one time outstanding (measured as of the date made and without giving effect to subsequent changes in value).

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

    "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "principal" of a Note means the principal of the Note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

    "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that
(i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium required to be paid in connection therewith and plus reasonable fees and expenses in connection therewith); provided further that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary which refinances Indebtedness of the Company.

    "Related Business" means the food business and such other business activities which are incidental or related thereto.

    "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

    "SEC" or "Commission" means the Securities and Exchange Commission.

    "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Senior Credit Agreement" means the Credit Agreement dated as of December 31, 1996, among the Company, Holdings, the lenders parties thereto, and The Chase Manhattan Bank, as administrative agent and CSI, as arranging agent.

    "Senior Credit Documents" means the collective reference to the Senior Credit Agreement, the notes issued pursuant thereto and the Holdings Guaranty, the Subsidiary Guaranty, the Security Agreement, the Pledge Agreement, the Collateral Account Agreement and the Patent and Trademark Security Agreement (each as defined in the Senior Credit Agreement) and each of the mortgages and other security agreements, guarantees and other instruments and documents executed and delivered pursuant to any of the foregoing or the Senior Credit Agreement, in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amounts of available borrowing thereunder provided that such increase in borrowing is permitted by the covenant described under the caption "--Limitation on Indebtedness" or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement whether by the same or any other agent, lender or group of lenders.

    "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

    "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

    "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group.

    "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors or managers.

    "Wholly-Owned Subsidiary" means a Subsidiary of the Company, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the New Notes will be represented by one permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

    DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

    The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the Exchange Agent with an interest in the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that a security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

    So long as DTC or its nominee is the registered owner of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by the Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each holder owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or the Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Notes or a holder that is an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

    Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by the Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Note, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Note. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis) or different interpretation. The following summary is based on an opinion of White & Case, special counsel to the Company, which is not binding on the Internal Revenue Service (the "Service") and there can be no assurance that the Service will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the Service with respect to the U.S. federal income tax consequences of the Offering. This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances, the U.S. federal income tax consequences to certain types of holders subject to special treatment under the Code (for example, life insurance companies, tax exempt organizations, financial institutions, dealers in securities or currencies, persons holding Notes as a part of a hedging or conversion transaction or a straddle and foreign taxpayers), or the effect of any applicable state, local or foreign tax laws. Finally, this discussion assumes that all Notes will be held as "capital assets" within the meaning of Section 1221 of the Code. INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND OTHER TAX LAWS.

PAYMENT OF INTEREST

    The stated interest on the Notes will be includable in a U.S. Holder's gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's method of tax accounting. The Notes will not have original issue discount. As used herein, a "U.S. Holder" of a Note means a holder that is a citizen or resident of the United States or any political subdivision thereof, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if (A) a United States court can exercise primary supervision over the administration of such trust and (B) one or more United States fiduciaries has the authority to control all of the substantial decisions of such trust.

EXCHANGE OFFER

    The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a material modification of the terms of the Notes and, therefore, such exchange should not constitute an exchange for U.S. federal income tax purposes. Accordingly, such exchange should have no U.S. federal income tax consequences to U.S. Holders of Notes and the holding period of the New Notes will include the holding period of the Notes and the basis of the New Notes will be the same as the basis of the Notes immediately before the exchange.

PURCHASES OF NOTES AT OTHER THAN ORIGINAL ISSUE PRICE

    The foregoing does not discuss special rules which may affect the treatment of a U.S. Holder that acquires Notes other than at par, including those provisions of the Code relating to the treatment of "market discount," and "amortizable bond premium." Any such purchaser should consult its tax advisor as to the consequences to him of the acquisition, ownership, and disposition of Notes.

SALE OR REDEMPTION

    A U.S. Holder of a Note who disposes of such Note in a taxable sale, exchange, redemption or other disposition generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received for such Note (other than cash or property received in payment of accrued and unpaid interest) and (ii) the U.S. Holder's adjusted tax basis in such Note. Such gain or loss will be capital gain or loss and will be long-term if the Note has been held for a period of one year at the time of sale, exchange, redemption or other disposition. Any portion of the amount realized on the sale or other disposition of a Note that represents accrued but unpaid interest will be treated as a payment of such interest. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING

    Under the Code, a U.S. Holder of Notes may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to interest payments or gross proceeds from the disposition of Notes. This withholding generally applies only if the U.S. Holder (i) fails to furnish to the payor the U.S. Holder's social security or other taxpayer identification number ("TIN") within a reasonable time after the request thereof, (ii) furnishes an incorrect TIN, (iii) is notified by the Service that it has failed to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's federal income tax liability, provided that the required information is furnished to the Service, and if backup withholding results in an overpayment of taxes, a refund may be obtained from the Service. Corporations and certain other entities described in the Code and Treasury Regulations are exempt from such withholding if their exempt status is properly established. U.S. Holders of Notes should consult their tax advisors as to their qualifications for exemption from withholding and the procedure for obtaining such exemption.

    These backup withholding tax and information reporting rules currently are under review by the U.S. Treasury Department and proposed U.S. Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules to the Notes could be changed.

    THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PURCHASER OF NOTES SHOULD CONSULT WITH ITS OWN TAX ADVISORS TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

              OLD NOTES EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

    The Company and the Initial Purchaser entered into an exchange and registration rights agreement (the "Exchange and Registration Rights Agreement") on February 10, 1997. Pursuant to the Exchange and Registration Rights Agreement, the Company agreed to (i) file with the Commission on or prior to 60 days after the Issue Date a registration statement on an appropriate form under the Securities Act (the "Exchange Offer Registration Statement") relating to a registered exchange offer (the "Exchange Offer") for the New Notes under the Securities Act and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of the Old Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Notes for an issue of a second series of notes (the "New Notes"), identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages) that would be registered under the Securities Act. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. If (i) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer as contemplated thereby or (ii) for any other reason the Exchange Offer is not consummated within 180 days after the Issue Date or (iii) any holder either (A) is not eligible to participate in the Exchange Offer or (B) participates in the Exchange Offer and does not receive freely transferrable New Notes in exchange for tendered Old Notes, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to, among other things, the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Note has been exchanged for a freely transferable New Note in the Exchange Offer, (ii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

    The Company will use its best efforts to have the Exchange Offer Registration Statement and, if applicable, a Shelf Registration Statement (each a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will commence the Exchange Offer and will use its best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 180 days after the Issue Date. If applicable, the Company will use its best efforts to keep the Shelf Registration Statement effective for a period of three years after the Issue Date, subject to certain exceptions, including suspending the effectiveness thereof for certain valid business reasons. If (i) the applicable Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date, (ii) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 150 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation), (iii) the Exchange Offer is not consummated on or prior to 180 days after the Issue Date, or (iv) the Shelf Registration Statement is filed and declared effective within 150 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation), but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will generally be obligated to pay liquidated damages to each holder of

Transfer Restricted Securities, during the period of such Registration Default, in an amount equal to $0.192 per week per $1,000 principal amount of the Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed or declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be; provided, however, no liquidated damages shall be payable for a Registration Default under clause (iii) above if a Shelf Registration Statement covering resales of the Transfer Restricted Securities for which the Exchange Offer was intended shall have been declared effective. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

    The Exchange and Registration Rights Agreement also provides that the Company (i) shall make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expenses of one counsel to the holders of the Notes) and will indemnify certain holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

    Each holder of Old Notes that wishes to exchange such Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or Holdings or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    If a holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If a holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

    Holders of the Old Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer, and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

    For so long as the Notes are outstanding, the Company will continue to provide to holders of the Old Notes and to prospective purchasers of the Old Notes the information required by paragraph (d)(4) of Rule 144A under the Securities Act ("Rule 144A"). The Company will provide a copy of the Exchange and Registration Rights Agreement to prospective purchasers of Old Notes identified to the Company by the Initial Purchaser upon request.

    The foregoing description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly from the Company or (iii) broker-dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such New Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such New Notes. To date, the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Old Notes to the Initial Purchasers) with the Prospectus, contained in the Exchange Offer Registration Statement. Pursuant to the Exchange and Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

    Each holder of the Old Notes who wishes to exchange its Old Notes for New Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer--Purpose and Effect of the Exchange Offer." In addition, each holder who is a broker-dealer and who receives New Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such New Notes.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Exchange and Registration Rights Agreement.

                                 LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by White & Case, New York, New York.

                                    EXPERTS

    The balance sheet of MBW Foods Inc. as of December 31, 1996 included in this Prospectus has been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The statement of assets to be acquired of Mrs. Butterworth's Business as of December 31, 1996 and the statements of operations of Mrs. Butterworth's Business for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

MBW FOODS INC.

  Report of Independent Accountants........................................................................         F-2

  Balance Sheet as of December 31, 1996....................................................................         F-3

  Notes to Balance Sheet...................................................................................         F-4

MRS. BUTTERWORTH'S, A COMPONENT OF CONOPCO, INC.

  Report of Independent Accountants........................................................................         F-8

  Statement of Assets to be Acquired as of December 31, 1996...............................................         F-9

  Statement of Operations for the years ended December 31, 1996, 1995 and 1994.............................        F-10

  Notes to Financial Statements............................................................................        F-11

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
  MBW Foods, Inc.

    In our opinion, the accompanying balance sheet of MBW Foods, Inc. (a wholly-owned subsidiary of MBW Investors LLC) presents fairly, in all material respects, the financial position of the Company at December 31, 1996, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

San Francisco, California
March 28, 1997

                                 MBW FOODS INC.
                (A WHOLLY-OWNED SUBSIDIARY OF MBW INVESTORS LLC)

                                 BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

ASSETS:

Cash.............................................................................  $   8,666
Accounts receivable..............................................................        480
Inventories (Note 3).............................................................      1,182
Prepaid expenses.................................................................          9
                                                                                   ---------
  Total current assets...........................................................     10,337

Machinery and equipment..........................................................      5,206
Goodwill and other intangible assets (Note 4)....................................    111,358
Other assets.....................................................................      3,995
                                                                                   ---------
  Total assets...................................................................  $ 130,896
                                                                                   ---------
                                                                                   ---------

LIABILITIES:

Current liabilities
  Accrued expenses...............................................................  $   2,736

Long-term debt (Note 5)..........................................................     95,000
                                                                                   ---------
  Total liabilities..............................................................     97,736

STOCKHOLDER'S EQUITY:

  Common stock, no par value, 3,000 shares authorized,
    1,000 shares issued and outstanding..........................................     33,160
                                                                                   ---------
Total liabilities and stockholder's equity.......................................  $ 130,896
                                                                                   ---------
                                                                                   ---------

                        See Notes to the balance sheet.

                                 MBW FOODS INC.
                           NOTES TO THE BALANCE SHEET

                                 (IN THOUSANDS)

NOTE 1--THE COMPANY
  ORGANIZATION

    MBW Foods Inc. (the "Company"), a newly formed Delaware corporation, is a privately held food company. The Company commenced operations on December 31, 1996, when it acquired the Mrs. Butterworth's syrup and pancake business from a subsidiary of Unilever United States, Inc. ("the Seller"). The Company is a wholly-owned subsidiary of MBW Holdings Inc. ("Holdings"), also a Delaware corporation. Holdings is wholly-owned by MBW Investors LLC ("MBW LLC"), a Delaware limited liability company. The Company was initially capitalized with a capital infusion from Holdings, which was contributed by MBW LLC, and senior secured debt and senior subordinated debt (Note 5).

    After the close of business on December 31, 1996, the Company acquired substantially all the assets of Mrs Butterworth's syrup and pancake business (the "Business") from the Seller. The Company acquired the inventories, manufacturing equipment and intangible assets of the Business for a purchase price of $114.1 million. In due course, the Company will relocate the manufacturing equipment from the Seller's facility.

    The acquisition was accounted for by the purchase method of accounting. The purchase agreement contains customary representations, warranties and covenants by the Sellers and the Company. The acquisition was financed by (i) an equity capital contribution from Holdings of approximately $33.2 million, (ii) $45 million of loans borrowed under a senior secured credit facility (Note 5), and
(iii) $50 million of loans borrowed under a senior subordinated credit facility (Note 5).

    The cost to acquire the Business has been allocated to tangible and intangible aspects acquired as follows:

Cash paid to acquire Business....................................  $ 114,100
Other acquisition costs..........................................      3,646
                                                                   ---------
                                                                     117,746
Costs assigned to tangible assets................................     (6,388)
                                                                   ---------
Costs attributable to intangible assets..........................  $ 111,358
                                                                   ---------
                                                                   ---------

OPERATIONS

    The Company produces and markets syrup and pancake mix products that are sold across the United States. The products are manufactured under co-packing agreements with the Seller and a third party. The principal trademark under which products are sold is Mrs. Butterworth's-Registered Trademark-.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    The policies utilized by the company in the preparation of the financial statement conform to generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Actual amounts could differ from these estimates and assumptions. The Company uses the accrual basis of accounting in the preparation of its financial statements.

                                 MBW FOODS INC.
                           NOTES TO THE BALANCE SHEET

                                 (IN THOUSANDS)

FISCAL YEAR

    The Company's fiscal year ends on the last Saturday in December. The balance sheet at December 31, 1996 reflects the acquisition of the Business as of 11:59 p.m. on that date.

CASH

    The Company considers all highly liquid financial instruments with a maturity of three months or less to be cash equivalents.

INVENTORIES

    Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method. Inventories include the cost of raw materials, packaging and supplies, labor and manufacturing overhead.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost and consists of machinery and equipment. Depreciation will be computed using the straight-line method over the estimated useful lives of the individual assets of ten years. As of December 31, 1996, there was no accumulated depreciation.

INTANGIBLE ASSETS

    Intangible assets include goodwill, trademarks and various identifiable intangible assets purchased by the Company. Goodwill will be amortized over forty years using the straight-line method. Other intangible assets will be amortized using the straight-line method over periods ranging from five to forty years. As of December 31, 1996, there was no accumulated amortization.

OTHER ASSETS

    Other assets consist of deferred loan acquisition costs. Deferred loan costs will be amortized using the straight-line method over the terms of the related debt. As of December 31, 1996, there was no accumulated amortization.

NOTE 3 -- INVENTORIES

    Inventories consist of the following:

Raw materials, packaging and supplies..............................  $     523
Finished goods.....................................................        659
                                                                     ---------
                                                                     $   1,182
                                                                     ---------
                                                                     ---------

                                 MBW FOODS INC.
                           NOTES TO THE BALANCE SHEET

                                 (IN THOUSANDS)

NOTE 4 -- GOODWILL AND OTHER INTANGIBLES

    Goodwill and other intangible assets consist of the following:

Goodwill.........................................................  $  64,518
Trademarks.......................................................     44,500
Other intangibles................................................      2,340
                                                                   ---------
                                                                   $ 111,358
                                                                   ---------
                                                                   ---------

NOTE 5--LONG-TERM DEBT

    Long-term debt consists of the following;

Senior Secured Debt

Senior secured revolving debt; interest rate of 9.50% at December
  31, 1996; principal due in quarterly installments through
  December 15, 2001; floating interest rate at the prime rate plus
  1.25% or alternatively, the one, three or six month Eurodollar rate plus 2.50% payable quarterly or at the termination of the
  Eurodollar contract interest period.............................  $  30,000

Senior secured term debt; interest rate of 10.00% at December 31,
  1996; principal due in quarterly installments through December
  15, 2002; floating interest rate at the prime rate plus 1.75% or alternatively, the one, three or six month Eurodollar rate plus
  3.00% payable quarterly or at the termination of the Eurodollar
  contract interest period........................................     15,000

Senior Subordinated Note

Senior subordinated note; interest rate of 12.75% at December 31,
  1996; floating interest rate at the prime rate plus (i) 4.50%
  through June 29, 1997, (ii) 5.50% for the period June 30, 1997 through September 29, 1997, and (iii) 6.00% for the period
  September 30, 1997 through maturity.............................     50,000
                                                                    ---------
      Total long-term debt........................................  $  95,000
                                                                    ---------
                                                                    ---------

SENIOR SECURED DEBT

    On December 31, 1996, the Company and Holdings entered into a Credit Agreement (the "Agreement") with several banks for $15 million of senior secured term debt and a $45 million revolving credit facility. At December 31, 1996, the Company had an outstanding balance of $30 million under the revolver. The proceeds from the senior secured term debt, a $30 million draw down of the revolving credit facility along with a senior subordinated note and contributed equity capital were used to acquire the Business from the Seller, pay fees and expenses and fund working capital. The debt is guaranteed by Holdings.

                                 MBW FOODS INC.
                           NOTES TO THE BALANCE SHEET

                                 (IN THOUSANDS)

    The unused borrowing availability was $15 million at December 31, 1996. The Agreement requires a commitment fee of 0.50% per annum payable quarterly on the unused portion of the revolving credit facility. The borrowing availability increased to $60 million upon payment of the $15 million senior secured term debt.

    The Agreement includes restrictive covenants which limit additional borrowing, cash dividends, and capital expenditures, while also requiring the Company to maintain certain financial ratios. The Agreement contains optional prepayment provisions with no premium. Substantially all the assets of the Company are pledged as collateral for the debt.

SENIOR SUBORDINATED NOTE

    On December 31, 1996, the Company issued a $50 million senior subordinated note (the "Note") to a bank. The Company can prepay portions of the outstanding balance of the Note without incurring a premium. The Note includes restrictive covenants which limit cash dividends, loans and investments and capital expenditures while also requiring the Company to maintain certain financial ratios.

    See subsequent event discussion at Note 7.

NOTE 6--RELATED PARTY TRANSACTIONS

    The Company paid certain members of MBW LLC fees totaling $1.5 million as of December 31, 1996. The fees were paid for services provided in identifying, negotiating and consummating the Company's acquisition. The fees are included in the costs of the acquisition.

    On December 31, 1996, Mr. Thomas J. Ferraro, the President of the Company and Mr. C. Gary Willett, the Executive Vice President of the Company, executed promissory notes in favor of the Company in exchange for monies borrowed to assist in the capitalization of their limited liability company interests held with Investors. The promissory notes mature December 31, 1999 with required annual payments. Interest is due and payable quarterly at the rate of 8.00% per annum. The aggregate balance outstanding on the promissory notes as December 31, 1996 was $110,000. This amount has been recorded as a reduction to common stock.

NOTE 7--SUBSEQUENT EVENT

    On February 10, 1997, the Company completed a private offering of 9 7/8% Senior Subordinated Notes due in 2007, with proceeds to the Company totaling approximately $97 million. These proceeds were primarily used to retire the $45 million of senior secured debt and the $50 million senior subordinated note. The repayment of the debt did not result in any gain or loss as the Company's revolving credit facility remains available.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
CONOPCO, Inc.

    We have audited the accompanying statement of assets to be acquired as of December 31, 1996 and the statement of operations for the years ended December 31, 1996, 1995 and 1994 of Mrs. Butterworth's Business, a component of CONOPCO, Inc. (the "Business"). These financial statements are the responsibility of CONOPCO, Inc.'s management. Our responsibility is to express an opinion on these statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying financial statements were prepared to present the assets to be acquired and the results of operations of the Business pursuant to the purchase agreement between CONOPCO, Inc. and MBW Acquisition Corp. (the "Buyer") as described in Note 1 and are not intended to be a complete presentation of the Business's financial position and cash flows.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the assets to be acquired of the Business as of December 31, 1996 and the results of its operations for the years ended December 31, 1996, 1995 and 1994, pursuant to the purchase agreement referred to in Note 1, in conformity with generally accepted accounting principles.

Price Waterhouse LLP
San Francisco, California
March 14, 1997

                          MRS. BUTTERWORTH'S BUSINESS

                         (A COMPONENT OF CONOPCO, INC.)

                       STATEMENT OF ASSETS TO BE ACQUIRED
                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

Inventories........................................................................  $     829

Machinery and equipment, net of accumulated depreciation of $1,791.................      2,774
                                                                                     ---------

    Total assets...................................................................  $   3,603
                                                                                     ---------
                                                                                     ---------

    The accompanying notes are an integral part of the financial statements.

                          MRS. BUTTERWORTH'S BUSINESS

                         (A COMPONENT OF CONOPCO, INC.)

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                            ------------------------------------
                                                                                 1996         1995       1994
                                                                            --------------  ---------  ---------

Net sales.................................................................    $   89,541    $  91,302  $  96,729
Costs and expenses:
  Cost of products sold...................................................        28,955       27,743     29,930
  Brokerage and distribution..............................................         8,140        7,583      8,662
  Trade promotions........................................................        17,672       19,380     21,911
  Consumer marketing......................................................        10,835       13,291     15,297
  Selling, general and administrative.....................................         6,753        6,120      6,829
                                                                            --------------  ---------  ---------
      Total costs and expenses............................................        72,355       74,117     82,629
                                                                            --------------  ---------  ---------
Income before taxes.......................................................        17,186       17,185     14,100
Provision for income taxes................................................         6,616        6,616      5,429
                                                                            --------------  ---------  ---------
Net income................................................................    $   10,570    $  10,569  $   8,671
                                                                            --------------  ---------  ---------
                                                                            --------------  ---------  ---------

    The accompanying notes are an integral part of the financial statements.

                          MRS. BUTTERWORTH'S BUSINESS

                         (A COMPONENT OF CONOPCO, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS

    In December, 1996, CONOPCO, Inc. ("CONOPCO" or the "Company"), a subsidiary of Unilever United States, Inc., entered into an Asset Purchase Agreement (the "Agreement") with MBW Acquisition Corp., the predecessor of MBW Foods Inc. (the "Buyer"). The Agreement provides for the sale of certain assets of CONOPCO pertaining to its Mrs. Butterworth's Business (the "Business") and the assumption of certain liabilities relating to future commitments, as defined (see Note 8). The Business is operated as part of Van den Bergh Foods Company ("Van den Bergh"), a division of the Company. The Business's products, which are distributed on a national basis, consist of syrup and pancake mix. A significant portion of the Business's net sales are with major retailers.

    The sale was consummated on December 31, 1996, after the close of business but before the end of the business day. Under the terms of the Agreement, CONOPCO, Inc. sold to the Buyer certain assets exclusively used in the Business, as defined in the Agreement, and retains the manufacturing plants, employees and the retained liabilities, as defined in the Agreement, of the Business.

    Throughout the periods covered by the financial statements, the Business's operations were conducted and accounted for as part of the Company. These financial statements have been carved out from the Company's historical accounting records.

    Under the Company's centralized cash management system, cash requirements of the Business were generally provided directly by the Company and cash generated by the Business was generally remitted directly to the Company. Transaction systems (e.g., payroll, employee benefits, accounts payable) used to record and account for cash disbursements were provided by centralized company organizations outside the defined scope of the Business. Most of these corporate systems are not designed to track assets/liabilities and receipts/payments on a business specific basis. Given these constraints and the fact that only certain assets of the Business were sold, statements of financial position and cash flows could not be prepared.

    The manufacturing and distribution operations of the Business are conducted at sites where other Company manufacturing and distribution operations not included in the Business are present. In addition, certain non-manufacturing operations of the Business share facilities and space with other Company operations. At these shared sites, only the assets of the Business (inventories and machinery and equipment) are included in the statement of assets to be acquired. The Statement of Assets to be Acquired is as of the close of business on December 31, 1996, immediately prior to the sale.

    Net sales in the accompanying statement of operations represent net sales directly attributable to the Business. Costs and expenses in the accompanying statement of operations represent direct and allocated costs and expenses related to the Business. Costs for certain functions and services performed by centralized Company organizations outside the defined scope of the Business have been allocated to the Business based on usage or sales of the Business, as appropriate, compared to total Van Den Bergh usage or sales. The results of operations include expense allocations for 1) costs for administrative functions and services performed on behalf of the Business by centralized staff groups within the Company, 2) research and development expense and 3) CONOPCO's general corporate expenses including pension and certain other postretirement benefits costs (see Notes 2, 3 and 5 for a

                          MRS. BUTTERWORTH'S BUSINESS

                         (A COMPONENT OF CONOPCO, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

description of the allocation methodologies employed). CONOPCO maintains all debt and notes payable on a consolidated basis to fund and manage all of its operations. Debt and related interest expense were not allocated to the Business.

    All of the allocations and estimates in the statements of operations are based on assumptions that Company management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity or future results of the Business.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INCOME RECOGNITION. Sales and related cost of products sold are included in income and expense, respectively, when products are shipped to the customer.

    INVENTORIES. Inventories are priced at the lower of cost or market with cost determined by the last-in, first-out (LIFO) method.

    MACHINERY AND EQUIPMENT (M&E). M&E is stated at historical cost. Alterations and major overhauls which extend the lives or increase the capacity of M&E are capitalized. The amounts for property disposals are removed from M&E and accumulated depreciation accounts and any resultant gain or loss is included in earnings. Ordinary repairs and maintenance are charged to operating costs.

    DEPRECIATION. Van den Bergh calculates depreciation using the straight-line method over the useful lives of its property and M&E. Depreciation provided in costs and expenses is allocated to the Business based on sales of the Business compared to total Van den Bergh sales.

    COST OF PRODUCTS SOLD. Cost of products sold includes direct costs of materials, labor, and overhead and allocated costs for facilities, functions and services used by the Business at shared sites. Overhead allocations are based on estimated time spent by employees, relative use of facilities, estimated consumption of common supplies, and sales of the Business compared to total Van den Bergh sales.

    BROKERAGE AND DISTRIBUTION. Brokerage and distribution includes costs of the outside brokerage network and outbound freight.

    TRADE PROMOTIONS. Trade promotions represents promotional incentives offered to retailers.

    CONSUMER MARKETING. Consumer marketing is comprised of all costs associated with advertising coupons. Advertising expense is accrued as incurred. Production costs are expensed on the initial use of the advertisement.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative consists solely of allocated selling, administrative and research and development expenses. The Business is allocated these expenses based on sales of the Business compared to total Van den Bergh sales.

    INCOME TAXES. The taxable income of the Business was included in the tax returns of CONOPCO. As such, separate income tax returns were not prepared or filed for the Business. The provision for income taxes included in the accompanying statement of operations has been determined based upon statutory rates applied to pre-tax income.

                          MRS. BUTTERWORTH'S BUSINESS

                         (A COMPONENT OF CONOPCO, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

    PENSIONS. The Company has noncontributory defined benefit plans covering substantially all U.S. employees, including the employees of the Business. The benefits for these plans are based primarily on employees' years of service and employees' compensation during the last years of employment. It is the Company's policy to fund at least the minimum amounts required by the Employee Retirement Income Security Act of 1974. The Company maintains profit-sharing and savings plans for full-time employees who meet certain eligibility requirements. The costs allocated to the Business relative to the aforementioned plans are based on sales of the Business.

    OTHER POST RETIREMENT BENEFITS. The Company provides certain health care and life insurance benefits (post retirement benefits) to substantially all eligible retired U.S. employees and their dependents. These benefits are accounted for as they are earned by active employees. The post retirement costs allocated to the Business are based on sales of the Business.

    ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Also, as discussed in Note 1, these financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity or future results of the Business.

3.  RELATED PARTY TRANSACTIONS

    The statement of operations include significant allocations from other Company organizations involving functions and services (such as finance and accounting, management informations systems, research and development, legal, human resources and purchasing) that were provided to the Business by centralized CONOPCO organizations outside the defined scope of the Business. The costs of these functions and services have been allocated to the Business using methods that CONOPCO's management believes are reasonable. Such allocations are not necessarily indicative of the costs that would have been incurred if the Business had been a separate entity. Total cost of products sold includes $2,656, $3,026 and $2,990 in allocated costs for the years ended December 31, 1996, 1995 and 1994, respectively. Selling, general and administrative expenses include $6,753, $6,120 and $6,829 of allocated costs for the years ended December 31, 1996, 1995 and 1994, respectively.

4.  PROVISION FOR INCOME TAXES

    Taxes computed at the U.S. statutory rates are summarized below:

                                                           1996                  1995                  1994
                                                   --------------------  --------------------  --------------------
                                                    AMOUNT        %       AMOUNT        %       AMOUNT        %
                                                   ---------  ---------  ---------  ---------  ---------  ---------
Federal..........................................  $   5,843       34.0  $   5,843       34.0  $   4,794       34.0
State (net of federal tax benefit)...............        773        4.5        773        4.5        635        4.5
                                                   ---------        ---  ---------        ---  ---------        ---
Provision for income taxes.......................  $   6,616       38.5  $   6,616       38.5  $   5,429       38.5
                                                   ---------        ---  ---------        ---  ---------        ---
                                                   ---------        ---  ---------        ---  ---------        ---

                          MRS. BUTTERWORTH'S BUSINESS

                         (A COMPONENT OF CONOPCO, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

5.  INVENTORIES

                                                                                1996
                                                                              ---------
Raw materials, packaging and supplies.......................................  $     301
Finished products...........................................................        631
                                                                              ---------
                                                                                    932
Adjustment to LIFO basis....................................................       (103)
                                                                              ---------
                                                                              $     829
                                                                              ---------
                                                                              ---------

    The Company's application of LIFO is not attributable to individual business units. Accordingly, the results of applying LIFO have been allocated to the Business based on relative inventory values. Management believes such allocations are reasonable, but may not necessarily reflect the cost that would have been incurred if LIFO had been applied on a business specific basis.

6.  DEPRECIATION EXPENSE

    Depreciation provided in costs and expenses was $277 in 1996, $311 in 1995 and $215 in 1994.

7.  COMMITMENTS AND CONTINGENCIES

    The Business is currently subject to certain lawsuits and claims with respect to matters such as product liability and other actions arising in the normal course of business. Such lawsuits and claims, as defined in the Agreement, are the responsibility of CONOPCO.

    In the normal course of its operations, the Business has informal agreements with two suppliers to provide the Business with its glass bottle requirements. These informal agreements contain no specified duration and are subject to price adjustments. If these agreements were to terminate, the Company expects that the Business would acquire any on-hand inventory of the suppliers.

NO PERSON HAS BEEN AUTHORIZED HEREBY TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                  -------------------------------------------

TABLE OF CONTENTS

Available Information.................        iii
Prospectus Summary....................          1
Risk Factors..........................         10
Use of Proceeds of the New Notes......         14
Capitalization........................         14
The Exchange Offer....................         15
Selected Historical Financial Data....         24
Pro Forma Financial Information.......         25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................         30
The Acquisition.......................         33
Business..............................         34
Management............................         40
Security Ownership....................         43
Certain Related Transactions..........         45
Description of Senior Credit
  Facilities..........................         46
Description of Notes..................         48
Certain United States Federal Income
  Tax Considerations..................         73
Old Notes Exchange and Registration
  Rights Agreement....................         75
Plan of Distribution..................         77
Legal Matters.........................         78
Experts...............................         78
Index to Financial Statements.........        F-1

                                 MBW FOODS INC.

                               OFFER TO EXCHANGE

                             9 7/8% SERIES B SENIOR

                               SUBORDINATED NOTES

                                    DUE 2007

                              FOR ALL OUTSTANDING
                        9 7/8% SENIOR SUBORDINATED NOTES
                                    DUE 2007

                             ---------------------

                                   PROSPECTUS

                             ---------------------

           , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Certificate of Incorporation of the Company provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director except for those breaches and acts or omissions with respect to which the General Corporation Law of the State of Delaware expressly provides that the Certificate of Incorporation shall not eliminate or limit such personal liability of directors.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

 EXHIBIT
   NO.                                                DESCRIPTION
---------  --------------------------------------------------------------------------------------------------
     1.1   Purchase Agreement dated February 5, 1997 by and between the Company and Chase Securities Inc.

     2.1   Asset Purchase Agreement dated as of December 18, 1996, by and between MBW Foods Inc. (as successor-in-interest to MBW Acquisition Corp.) and Conopco, Inc., as amended.

     3.1   Certificate of Incorporation of the Company, as amended to date, filed with the Secretary of State of the State of Delaware on November 21, 1996.

     3.2   Amended and Restated By-laws of the Company.

     4.1   Indenture dated as of February 10, 1997, by and between the Company and Wilmington Trust Company
             (the "Indenture").

     4.2   Specimen Certificate of 9 7/8% Senior Subordinated Note due 2007 (included in Exhibit 4.1 hereto).

     4.3   Specimen Certificate of 9 7/8% Series B Senior Subordinated Note due 2007 (included in Exhibit 4.1 hereto).

     4.4   Form of Note Guarantee to be issued by future subsidiaries of the Company pursuant to the
             Indenture (included in Exhibit 4.1 hereto).

     4.5   Exchange and Registration Rights Agreement dated as of February 10, 1997, by and between the
             Company and Chase Securities Inc.

 EXHIBIT
   NO.                                                DESCRIPTION
---------  --------------------------------------------------------------------------------------------------
     5.1   Opinion of White & Case regarding the legality of the New Notes.

     8.1   Opinion of White & case regarding certain tax matters.

    10.1   Management Services Agreement, dated as of December 31, 1996, by and between the Company and
             Dartford Partnership L.L.C.

    10.2   Advisory Services Agreement, dated as of December 31, 1996, by and between the Company and MDC
             Management Company III, L.P.

    10.3   Agreement dated as of December 31, 1996, by and between MBW Foods Inc. and Fenway Partners, Inc.

    10.4   Credit Agreement, dated as of December 31, 1996, by and among the Company, MBW Holdings Inc., as
             Guarantor, the Lenders listed therein, The Chase Manhattan Bank, as Administrative Agent, Chase
             Securities Inc., as Arranging Agent and Exhibits thereto.

    10.5   Employment Agreement, dated as of December 31, 1996, by and between the Company and Thomas J.
             Ferraro.

    10.6   Employment Agreement, dated as of December 31, 1996, by and between the Company and C. Gary
             Willett.

    10.7   Co-Pack Agreement, dated as of December 31, 1996, by and between the Company and Van den Bergh
             Foods Company.

    10.8   Flavor Supply Agreement, dated as of December 31, 1996, by and between the Company and Quest
             International Flavors & Food Ingredients Company.

    10.9   Transition Services Agreement, dated as of December 31, 1996, by and between the Company and
             Conopco, Inc.

    10.10  Shared Technology Licensing Agreement, dated as of December 31, 1996, by and between the Company and Conopco, Inc.

    10.11  Amended & Restated Limited Liability Company Agreement of MBW Investors LLC, dated as of December
             31, 1996.

    12.1   Statement re computation of ratios.

    21.1   Subsidiaries of Registrant.

    23.1   Consent of Price Waterhouse LLP.

    23.2   Consent of White & Case (contained in the opinion filed as Exhibit 5.1 hereto).

    23.3   Consent of White & Case (contained in Exhibit 8.1 hereto).

    24.1   Power of Attorney (see page II-4).

    25.1   Statement of eligibility of trustee.

    99.1   Form of Letter of Transmittal for New Notes.

    99.2   Form of Notice of Guaranteed Delivery for New Notes.

    99.3   Letter to Brokers.

    99.4   Letter to Clients.

    99.5   Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner.

    99.6   Guidelines for Certificate of Taxpayer Identification Number on substitute Form W-9.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 7, 1997.

                                             MBW FOODS INC.

                                             By:                    /s/ JAMES B. ARDREY
                                                        ------------------------------------------
                                                                      James B. Ardrey
                                                                 EXECUTIVE VICE PRESIDENT
                                                                       AND DIRECTOR

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints and hereby authorizes James B. Ardrey and Tyler T. Zachem, and each of them, as attorney-in-fact, to sign on such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to the registration statement.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 7, 1997.

                       SIGNATURE                                                   TITLE
--------------------------------------------------------  --------------------------------------------------------

                 /S/ THOMAS J. FERRARO
      --------------------------------------------                         Director and President
                   Thomas J. Ferraro                                   (Principal Executive Officer)

                     /S/ RAY CHUNG
      --------------------------------------------                 Director and Executive Vice President
                       Ray Chung                                (Principal Financial and Accounting Officer)

                   /S/ IAN R. WILSON
      --------------------------------------------                   Chairman of the Board of Directors
                     Ian R. Wilson

                  /S/ JAMES B. ARDREY
      --------------------------------------------                 Director and Executive Vice President
                    James B. Ardrey

                 /S/ DAVID E. DE LEEUW
      --------------------------------------------                                Director
                   David E. De Leeuw

                   /S/ CHARLES AYRES
      --------------------------------------------                                Director
                     Charles Ayres

                       SIGNATURE                                                   TITLE
--------------------------------------------------------  --------------------------------------------------------
                  /S/ TYLER T. ZACHEM
      --------------------------------------------                                Director
                    Tyler T. Zachem

                     /S/ PETER LAMM
      --------------------------------------------                                Director
                       Peter Lamm

                /S/ RICHARD C. DRESDALE
      --------------------------------------------                                Director
                  Richard C. Dresdale

                  /S/ C. GARY WILLETT
      --------------------------------------------                        Executive Vice President
                    C. Gary Willett

                 /S/ M. LAURIE CUMMINGS
      --------------------------------------------                      Vice President and Secretary
                   M. Laurie Cummings